UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Saks Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12 East 49th Street

New York, New York 10017

May 7, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Saks Incorporated to be held at 1:00 p.m. Eastern Time, on Tuesday, June 8, 2010, at the Mandarin Oriental Hotel located at 776 Boylston Street, Boston, Massachusetts 02199.

The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the specific business to be acted upon. At this year’s meeting, you will have an opportunity to vote on the election of the three directors named in the accompanying proxy statement, the selection of PricewaterhouseCoopers LLP as Saks’ independent registered public accounting firm and an amendment to our Charter declassifying our Board of Directors beginning with this year’s annual meeting. You also will be asked to vote on a proposal by a shareholder that we adopt cumulative voting for our directors.

Your vote is very important. We ask that you vote over the Internet, by telephone or return your proxy card in the postage-paid envelope as soon as possible.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

/s/ Steve Sadove

Steve Sadove Chairman and Chief Executive Officer

12 East 49th Street

New York, New York 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Saks Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders of Saks Incorporated (“Saks” or the “Company”) will be held at 1:00 p.m. Eastern Time, on Tuesday, June 8, 2010, at the Mandarin Oriental Hotel located at 776 Boylston Street, Boston, Massachusetts 02199 for the following purposes:

1.	To elect the three Class I directors named in the Proxy Statement to hold office for the terms specified or until their respective successors have been elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 29, 2011;

3.	To consider and vote upon a proposal to amend our Charter to declassify our Board of Directors and provide for the annual election of directors;

4.	To consider and vote on a shareholder proposal concerning cumulative voting for the election of directors; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 12, 2010 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person; however, to assure your representation at the annual meeting, you are urged to cast your vote over the Internet, by telephone or by mail as promptly as possible. Any shareholder of record attending the annual meeting also may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

By order of the Board of Directors,

/s/ Ann Robertson

Ann Robertson

Corporate Secretary

May 7, 2010

12 East 49th Street

New York, NY 10017

PROXY STATEMENT

GENERAL INFORMATION

This document is the proxy statement of Saks Incorporated, a Tennessee corporation, that is being furnished to our shareholders in connection with the solicitation of proxies to be used at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 1:00 p.m. Eastern Time, on Tuesday, June 8, 2010, at the Mandarin Oriental Hotel located at 776 Boylston Street, Boston, Massachusetts 02199. A form of proxy card also is being furnished with this document.

Why am I receiving a proxy statement?

You are receiving this document because you were one of our shareholders on April 12, 2010, the record date for our 2010 Annual Meeting. We are sending this proxy statement and the form of proxy card to you and/or making those documents available to you on the Internet in order to solicit your proxy (i.e., your permission) to vote your shares of Saks common stock upon certain matters at the Annual Meeting. This Notice of Annual Meeting and Proxy Statement and form of proxy or voting instruction card are being mailed starting on or about May 7, 2010.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

The solicitation of proxies is being made on behalf of our Board of Directors. Additionally, our directors, officers and employees may solicit proxies by telephone, Internet, facsimile, mail or personal contact. We will not pay our directors, officers or other regular employees any additional compensation for their proxy solicitation efforts; however, we may reimburse them for any out-of-pocket expenses in connection with any solicitation. We also have retained Georgeson Inc., New York, New York, to assist with the solicitation of proxies for a fee estimated not to exceed $10,000, plus reimbursement of out-of-pocket expenses.

Who is paying the costs of the proxy statement and the solicitation of my proxy?

Saks will pay all expenses of this solicitation, including the cost of preparing and mailing this proxy statement, our 2009 annual report to shareholders and our other proxy materials and all costs of any proxy solicitor we employ. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so you can vote your shares.

What information is available on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 8, 2010

Our proxy statement, proxy card and annual report to shareholders are available at the Investor Relations section of our corporate website, www.saksincorporated.com and also at www.proxyvote.com.

You can submit a request for a copy of the proxy statement, form of proxy and annual report for any future shareholder meetings, including the shareholder meeting to be held on June 8, 2010, to our Investor Relations

Department at 1-865-981-6243, at the Investor Relations or Contacts tab at www.saksincorporated.com, or to our principal executive offices at Saks Incorporated, Attention: Investor Relations, 12 East 49th Street, New York, New York 10017. You may also contact us at the telephone number, website or mailing address set forth above to request directions to the location of the annual meeting of shareholders so that you may attend the meeting and vote in person.

Our proxy statement, Annual Report on Form 10-K and other financial documents are available free of charge at the Securities and Exchange Commission’s (“SEC”) website, www.sec.gov.

What does it mean if I receive more than one set of proxy materials?

If you receive multiple proxy statements or proxy cards, that means that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is the Bank of New York (“BONY”), which may be contacted at 866-455-3121 (toll free) or www.bnymellon.com/shareowner/isd.

Are you “householding” for shareholders sharing the same address?

Yes. The SEC’s rules regarding the delivery of proxy materials to shareholders permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is called “householding,” and it can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other Saks shareholder at your address an individual proxy voting card. If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our transfer agent, BONY, at 866-455-3121 (toll free), or to our Corporate Secretary at Saks Incorporated, 12 East 49th Street, New York, New York 10017. The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Is there any other information that is available or that I should be receiving?

Yes. You should receive a copy of our 2009 annual report to shareholders, which contains financial and other information about the Company and our most recently completed fiscal year, which ended January 30, 2010. References in this document to a year (e.g., “2009”), unless the context clearly requires otherwise, mean and will be deemed a reference to our fiscal year that ended on the Saturday closest to January 31.

Who may attend the Annual Meeting?

The Annual Meeting is open to all of our shareholders. To attend the meeting, you will need to register upon arrival. We also may check for your name on our shareholders’ list and ask you to produce valid identification. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Saks shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the Annual Meeting?

Yes. Our management will respond to shareholder questions at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Saks Incorporated, 12 East 49th Street, New York, New York 10017, Attention: Corporate Secretary, at least two weeks before the meeting.

Where is Saks Incorporated common stock traded?

Our common stock is traded and quoted on the New York Stock Exchange (“NYSE”) under the symbol “SKS.”

How can I find the voting results of the Annual Meeting?

We will include the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC on or about June 15, 2010.

VOTING MATTERS

What am I voting on?

You will be voting on the following:

•	the election of the three Class I directors named in this proxy statement;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010;

•	a proposed amendment to our Charter to declassify our Board of Directors and provide for the annual election of directors as described below; and

•	a proposal by a shareholder that we adopt cumulative voting.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on April 12, 2010. As of April 12, 2010, there were 160,936,670 shares of our common stock outstanding.

How many votes must be present to hold the Annual Meeting?

In order to lawfully conduct the Annual Meeting, a majority of our issued and outstanding shares of common stock must be present, either in person or by proxy. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by one of the methods described below under the question “How do I vote before the meeting?” Abstentions and “broker non-votes” (as explained below under the question “What is a ‘broker non-vote’?”) also will be counted for purposes of establishing a quorum.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

May I vote my shares in person at the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your proxy card, by calling the toll-free number set out below and on your proxy card or by voting on the Internet at the website listed below and on your proxy card.

How do I vote before the meeting?

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience in one of the following three ways:

•	by completing, signing and returning a proxy card in the postage-paid envelope;

•	by calling 1-800-690-6903 (within the United States and Canada); or

•	by using the Internet by visiting the following website: www.proxyvote.com.

Please use only one of the three ways to vote. Please follow the directions on your proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?”

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you a request for directions for voting those shares. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. that offers Internet and telephone voting options.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in street name, your shares might be voted even if you do not provide the brokerage firm with voting instructions. On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and the proposal to amend the Company’s Charter to declassify our Board of Directors are considered routine matters for this purpose. The proposal to elect directors, as well as the shareholder proposal to adopt cumulative voting, are not considered routine matters and, therefore, your shares will not be voted on those matters unless you instruct your brokerage firm to vote in a timely manner.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at Saks Incorporated, 12 East 49th Street, New York, New York 10017 at or before the Annual Meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting;

•	re-vote by using the telephone and calling 1-800-690-6903;

•	re-vote by using the Internet and visiting the following website: www.proxyvote.com; or

•	attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

How will my proxy be voted?

If you properly vote over the Internet, by telephone or complete and mail your proxy card, your shares will be voted at the Annual Meeting in the manner that you direct.

What if I return my proxy card or vote by Internet or telephone but do not specify my vote?

In the event you return a signed proxy card or complete the Internet or telephone voting procedures but do not specify how you want your shares to be voted, we will vote them as follows:

•	FOR the election of the three Class I director nominees named herein (Proposal 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year (Proposal 2);

•	FOR the approval of the proposed amendment to our Charter declassifying our Board (Proposal 3); and

•	AGAINST the shareholder proposal regarding cumulative voting for the election of directors (Proposal 4).

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A “broker non-vote” occurs when you fail to provide your broker with voting instructions on a particular proposal at least ten days before the Annual Meeting and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under applicable rules. Brokers will not have discretionary voting power with respect to the proposal to elect directors (Proposal 1) or the shareholder proposal with respect to cumulative voting in the election of directors (Proposal 4). See “How will abstentions and broker non-votes be treated?” and “Will my shares held in street name be voted if I do not provide my proxy?”

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What vote is required to approve each proposal?

•	Proposal 1: Elect three Class I directors.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. The number of nominees proposed by the Board of Directors to be re-elected as directors at the Annual Meeting is the same as the number of directors to be elected, and no shareholder has utilized the procedures provided in the Company’s Amended and Restated Bylaws (the “Bylaws”) to nominate an additional person or persons for election to the Board of Directors at the Annual Meeting (see “May other matters be raised at the Annual Meeting; how will the meeting be conducted?”). As a result, in accordance with the Tennessee Business Corporation Act, each nominee proposed for re-election at the Annual Meeting who receives an affirmative vote at the Annual Meeting in person or by proxy will be elected. This method of voting is called a plurality. Failing to vote or voting your proxy to withhold authority for all or some of the nominees will have no impact on the election of directors. However, as described below under “Corporate Governance,” our Board has recently amended our Corporate Governance Guidelines to implement a majority voting policy pursuant to which each nominee has submitted a conditional resignation letter that will be acted upon and may become effective in the event that nominee fails to receive the affirmative votes of a majority of the votes cast at the Annual Meeting (not including abstentions and broker non-votes).

•	Proposal 2: Ratify appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of our shareholders. Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider its selection.

•	Proposal 3: Approve the proposed amendment to our Charter declassifying the Board of Directors.

Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.

•	Proposal 4: Consider and approve a shareholder proposal to adopt cumulative voting for directors.

Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.

How do you recommend that I vote on these proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the three Class I director nominees named in this proxy statement;

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2010 fiscal year;

FOR the amendment to our Charter declassifying our Board of Directors; and

AGAINST the shareholder proposal to adopt cumulative voting for directors.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all shareholders confidential. Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	to allow the independent inspectors of election to certify the results;

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation; or

•	when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement. Under Tennessee law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to us by the shareholders. If any other item or proposal properly comes before the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock owned, as of April 12, 2010, by each of our directors, our executive officers who are named in the Summary Compensation Table on page 49 of this proxy statement (the “Named Executive Officers”), by all directors and executive officers of the Company and by those persons who were known by us to beneficially own more than 5% of our common stock. Percentage computations are based on 160,936,670 shares of our common stock outstanding as of April 12, 2010. Except as otherwise noted, our directors and executive officers may be contacted at our executive offices, and each of the persons named in the table below has sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner (and Address if “Beneficial Ownership” Exceeds 5%)	Total Shares Beneficially Owned (1)		Percentage of Common Stock Ownership
Robert B. Carter	37,519		*
Ronald de Waal	113,933		*
Jennifer de Winter	234,489		*
Ronald L. Frasch	850,775		*
Michael S. Gross	61,394		*
Donald E. Hess	147,524	(2)	*
Marguerite W. Kondracke	50,297		*
Jerry W. Levin	27,519		*
Nora P. McAniff	48,062	(2)	*
Christine A. Morena	219,434		*
C. Warren Neel	80,935		*
Stephen I. Sadove	1,758,395	(2)	1.09%
Christopher J. Stadler	72,244		*
Kevin G. Wills	402,905		*

All Directors and Executive Officers as a group (18 persons)	4,936,493		3.06%

5% Owners:
Bank of New York Mellon Corporation	10,350,179	(3)(4)	6.43%
BlackRock, Inc.	20,315,184	(3)(5)	12.62%
Columbia Wanger Asset Management, L.P.	8,384,600	(3)(6)	5.21%
Diego Della Valle & C.S.A.P.A.	15,000,000	(3)(7)	9.32%
Immobiliaria Carso, S.A. de C.V.	25,620,000	(3)(8)	15.92%

*	Owns less than 1% of the total outstanding shares of common stock.

(1)	Includes respectively (a) shares that the following persons have a right to acquire within sixty days after April 12, 2010 through the exercise of stock options and (b) shares of restricted stock (including performance shares) for which the restrictions have not lapsed: Mr. Carter (0; 37,519), Mr. de Waal (23,414; 40,519), Ms. de Winter (12,095; 215,353), Mr. Frasch (132,516; 618,188), Mr. Gross (24,101; 34,519), Mr. Hess (12,051; 30,519), Ms. Kondracke (3,442; 34,519), Mr. Levin (0; 27,519), Ms. McAniff (13,773; 31,319), Ms. Morena (21,316; 198,118), Dr. Neel (0; 34,519), Mr. Sadove (434,571; 873,824), Mr. Stadler (24,101; 34,519), Mr. Wills (24,224; 338,570, and all directors and executive officers as a group (792,550; 3,303,165).
(2)	Does not include an amount equivalent to 3,094 shares, 4,481 shares and 88,544 shares, respectively, of common stock, held in the stock grant accounts under the Saks Incorporated Deferred Compensation Plan for Mr. Hess, Ms. McAniff and Mr. Sadove, respectively.
(3)

Information in the table and in notes 4 through 8 below relating to the beneficial owners of common stock (and any related entities or persons) is as of the dates indicated and was obtained from the schedules indicated as filed with the SEC as follows: (a) as of December 31, 2009 from the Form 13G filed on February 4, 2010 for Bank of New York Mellon Corporation (“BNY”); (b) as of December 31, 2009 from the Form 13G filed on January 8, 2010 for BlackRock, Inc. (“BlackRock”); (c) as of December 31, 2009

from the Form 13G filed on February 1, 2010 for Columbia Wanger Asset Management, L.P. (“Columbia Wanger”); (d) as of March 17, 2010 from the Form 13D filed on March 17, 2010 for Diego Della Valle (an individual) and Diego Della Valle & C.S.A.P.A. (an Italian limited partnership of which Mr. Della Valle is sole general partner and beneficial owner) (collectively “DDV”); and (e) as of December 31, 2009 from the Form 13G/A filed on February 12, 2010 for Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) by Carlos Slim Helu (which includes beneficial ownership of Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, and Johanna Monique Slim Domit (collectively “the Slim family”) (see Note 6)).
(4)	BNY beneficially owns 10,350,179 shares of common stock through its subsidiaries, The Boston Company Asset Management LLC, The Dreyfus Corporation, and Mellon Capital Management Corporation. The principal business address of BNY is One Wall Street, 31st Floor, New York, New York 10286.
(5)	BlackRock beneficially owns 20,315,184 shares of common stock, and its principal business address is 40 East 52nd Street, New York, New York 10022.
(6)	Columbia Wanger beneficially owns 8,384,600 shares of common stock, and its principal business address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(7)	DDV beneficially owns 15,000,000 shares of common stock. The principal address of DDV is Strada Sette Camini, 116, 63019 Sant’Elpidio a Mare (AP), Italy.
(8)	Inmobiliaria beneficially owns 25,620,000 shares of common stock. The Slim family beneficially owns all of the outstanding voting equity securities of Inmobiliaria. As a result, each member of the Slim family may be deemed to have indirect beneficial ownership of the 25,620,000 shares of common stock beneficially owned directly by Inmobiliaria. The principal business address of each member of the Slim family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico.

(Proposal 1)

ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

Pursuant to our Charter and our Bylaws, our Board of Directors must consist of at least one but no more than 18 directors, but the exact number is set by the Board. The Board of Directors currently has fixed the size of the Board at ten. The Company’s Charter also currently divides our Board of Directors into three classes, designated as Class I, Class II, and Class III.

What are the terms of directors?

Currently, directors are elected to three-year terms. The terms of Class I, II, and III directors currently expire at the annual meetings of shareholders in 2010, 2011, and 2012, respectively. As described below, however (See “Proposal 3—Amendment to the Saks Incorporated Charter to Provide for the Annual Election of Directors”), one item of business being submitted to our shareholders at the Annual Meeting is a proposed amendment to our Charter that would declassify our Board and provide for the annual election of directors. If our shareholders approve the proposed charter amendment, beginning with this Annual Meeting, the Class I directors would be elected to one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Similarly, Class II directors, who were elected for three-year terms at the 2008 annual meeting of shareholders, would stand for election at the 2011 annual meeting of shareholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Class III directors elected at the 2009 annual meeting would stand for election at the 2012 annual meeting of shareholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Thus, beginning with the annual meeting of shareholders in 2012, all directors would be elected annually. If our shareholders do not approve the proposed charter amendment, directors (including the Class I directors proposed to be elected at the Annual Meeting) would continue to be elected to three-year terms.

Who are the nominees this year?

At the Annual Meeting, the Board of Directors proposes the re-election of three Class I directors: Robert B. Carter, Donald E. Hess and Jerry W. Levin.

The three Class I directors standing for re-election and the seven directors whose terms continue after the Annual Meeting will comprise the Board of Directors. Each director will hold office for the term specified and until the director’s successor is elected and qualified. Unless otherwise instructed by the shareholder, the persons named in the proxy card intend to vote for the election of Messrs. Carter, Hess and Levin as Class I directors. Proxies cannot be voted for a greater number of persons than the number of nominees named and standing for election at the Annual Meeting.

What are the backgrounds of this year’s nominees and those directors whose terms are continuing?

The Board believes the Company’s directors should be able to contribute knowledge, experience, and skills in at least one of the following competencies:

•

Management, leadership, and strategy. We believe the directors with extensive experience in important executive leadership roles, particularly Chief Executive Officer positions, provide the Company with various valuable perspectives. These individuals generally have superb leadership qualities and the ability to identify and develop those qualities in others. They typically possess an understanding and knowledge of day-to-day operations; processes; long-term strategy development and execution; risk management; and ways to address and respond to changing market conditions, drive change and generate growth. Additionally, through their positions and relationships developed during their careers, they often have access to market intelligence and other information that can benefit the Company.

•

Industry knowledge. We seek to have directors with experience in leadership positions in different aspects of the retail industry. These individuals are able to provide valuable historical insight on various matters and share industry best practices with the Company on, among other things, merchandising, store operations, how to attract and retain customers, real estate matters, logistics and technology.

•

Accounting and finance. We believe that an understanding of general accounting and financial reporting processes is important for our directors. Accurate financial reporting is critical to Saks’s reputation and success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect each director to be financially knowledgeable.

•

Marketing. Creative and impactful marketing is critical to the success of the Company, and directors that possess knowledge of marketing best practices and innovative and new marketing techniques are valuable to the Company.

We have provided information about the nominees and other directors below, including key knowledge, experience and skills our directors and director nominees possess that are specifically important to Saks. The business associations shown have continued for more than five years unless otherwise noted.

Name, Principal Occupation, and Directorships:	Age	Director Since

NOMINEES FOR DIRECTOR:

Class I (terms expiring in 2010):

Robert B. Carter	50	2004
Executive Vice President and Chief Information Officer of FedEx Corporation, an international provider of transportation, information, international trade support and supply chain services, since 2000. Mr. Carter serves on the board of directors of First Horizon National Corporation and has not held any other public company directorships within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Mr. Carter has nearly 30 years of systems development and implementation experience. As a member of the five-person executive committee at Federal Express, he plays a key role in planning and executing the corporation’s strategic business activities. Mr. Carter is responsible for managing and leading a large group of technology professionals, setting technology direction and overseeing Federal Express’ key applications and technology infrastructure. He has been honored with numerous professional awards including Information Week Chief of the Year Award (2000, 2001, 2005); CIO magazine’s 100 Award (2000, 2001, 2002, 2003, 2004, 2006); and InfoWorld Chief Technology Officer of the Year (2000).

•     Industry knowledge: Through his position with FedEx, Mr. Carter has extensive experience in and knowledge of information technology, logistics and e-commerce, all of which are critical to the operation of Saks.

Name, Principal Occupation, and Directorships:	Age	Director Since
Donald E. Hess	61	1996
Lead Director of the Company’s Board of Directors since February 2007. Mr. Hess is Chief Executive Officer of Southwood Partners, a private investment company. Mr. Hess served as Chairman Emeritus of Parisian from January 1998 until October 2006, Chairman of the Parisian group of the Company from April 1997 until his retirement in December 1997 and President and Chief Executive Officer of Parisian, Inc. from 1986 to April 1997. Mr. Hess has not held any other public company directorships within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Mr. Hess held several positions of increasing responsibility with Parisian over 30 years, including President and Chief Executive Officer. He was instrumental in establishing and executing an expansion strategy for Parisian, elevating its reputation and standing in the retail community, and negotiating its sale to Proffitt’s in 1996.

•     Industry knowledge: Mr. Hess has extensive knowledge of the department store and luxury businesses through his Parisian affiliation, including but not limited to inventory management, vendor relationships, store design, customer service and store operations. In addition, as a long-standing member of the Saks’ Board he has developed an even deeper knowledge of luxury retailing.

•     Marketing: During his tenure with Parisian, Mr. Hess oversaw the marketing function and was instrumental in creating and executing numerous successful marketing campaigns for the specialty department store chain.

Jerry W. Levin	66	2007
Chairman and Chief Executive Officer of Wilton Brands Inc., a consumer products company, since October 2009. Chairman of JW Levin Partners LLC, a management service firm, since February 2005. Mr. Levin served as Vice Chairman of Clinton Group, an investment firm, from December 2007 through October 2008, and as Chairman, President, and Chief Executive Officer of American Household, Inc., a global provider of branded consumer products and the holding company for Sunbeam Products, and The Coleman Company, from June 1998 through January 2005. Mr. Levin also served as interim Chief Executive Officer, from September 2006 to April 2007, and as Chairman, from September 2006 to April 2008, of The Sharper Image, a specialty retailer. Previously, Mr. Levin held a number of senior executive positions with The Pillsbury Company and Revlon, Inc. Mr. Levin serves on the boards of directors of Ecolab, Inc. and U.S. Bancorp. Mr. Levin also served as a director of American Household, Inc., The Sharper Image and Wendy’s Inc. within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Mr. Levin has more than 30 years of public company operating and leadership experience, including as Chairman and/or Chief Executive Officer of Coleman, Revlon, American Household and The Sharper Image. At each of these companies, he was instrumental in setting and executing business strategies. Under his leadership, the sales and profits of branded consumer products of many of those companies grew via internal product development programs, restructurings, cost reduction programs, acquisitions and cultural improvements, and he has assisted several companies address key financial and operational issues. Mr. Levin has also served on numerous public company boards.

• Industry knowledge: Mr. Levin gained substantial retail and consumer products knowledge through each of his business affiliations outlined above.
• Finance and accounting: Mr. Levin has extensive knowledge of financial markets and has been instrumental in substantially strengthening the balance sheets of certain companies in the past.

Name, Principal Occupation, and Directorships:	Age	Director Since
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE ABOVE-LISTED NOMINEES.

CONTINUING DIRECTORS

Class II (terms expiring in 2011):

Michael S. Gross	48	1994
Since March 2007, Mr. Gross has served as the Chairman and Chief Executive Officer of Solar Capital, Ltd., a finance company focusing on debt and equity investments in leveraged companies. Mr. Gross was co-chairman of the investment committee of Magnetar Financial LLC, an investment management firm, and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC, from July 2006 to April 2009. Mr. Gross was the Chairman, Chief Executive Officer and Secretary of Marathon Acquisition Corp. from April 2006 to August 2008. Between February 2004 and February 2006, Mr. Gross was the President and Chief Executive Officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as Chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Corporation. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management LP, a private equity firm that he co-founded in 1990. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund that he founded. He serves on the boards of directors of Jarden Corporation and Global Ship Lease, Inc. Mr. Gross also served as a director of Allied Waste Industries, Alternative Asset Management Acquisition Corporation, Educate, Inc. and United Rentals within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Mr. Gross has more than 20 years of leadership experience through the management of various investment funds and companies and through his service on several public company boards. As a founding partner of Apollo Investment Corporation, he was instrumental in setting its strategic direction and attaining its substantial growth. Through his investment company and board affiliations, he has assisted several companies in addressing key financial and operational issues.

•     Industry knowledge: Over his career, Mr. Gross has been involved with several retail and consumer products companies in an investment capacity, and as a long-standing member of the Saks’ Board he has developed a deep knowledge of the retail industry and luxury retailing.

• Finance and accounting: Mr. Gross has over 20 years of investment portfolio management experience and has extensive knowledge of financial markets and financing instruments.

Name, Principal Occupation, and Directorships:	Age	Director Since
Nora P. McAniff	51	2002
Treasurer and Member of the Executive Committee of Social Venture Partners of Santa Barbara, a non-profit organization. Ms. McAniff held the position of Chief Operating Officer of Time, Inc., a magazine publisher, from December 2005 until January 2007 and served as Executive Vice President of Time, Inc. between September 2002 and December 2005. She served as Group President of the People Magazine Group of Time, Inc. between January 2001 and August 2002 and President of People Magazine between October 1998 and January 2001. Ms. McAniff has not held any other public company directorships within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Ms. McAniff is a seasoned and proven executive, having held various positions of increasing responsibility with Time, Inc. during her 25 year tenure. In her role as Chief Operating Officer of Time, she was responsible for setting and executing strategic initiatives for several core magazines and overseeing the operations of each. She managed complex businesses through several economic downturns and created and/or adapted brands to meet the needs of changing environments.

•     Marketing: Ms. McAniff has extensive knowledge of marketing and advertising and received several awards during her Time tenure, including induction into the American Advertising Federation’s Hall of Achievement. As Chief Operating Officer of Time, she had oversight of the sales and marketing function, giving her primary responsibility for the company’s advertising revenue stream.

Stephen I. Sadove	58	1998
Chief Executive Officer of the Company since January 2006 and Chairman of the Board of the Company since May 2007. Mr. Sadove joined the Company in January 2002 as Vice Chairman and served in that capacity until March 2004. He served as Vice Chairman and Chief Operating Officer of the Company from March 2004 until January 2006. Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb, a beauty, nutritional and pharmaceutical company, and President of Bristol-Myers Squibb Worldwide Beauty Care from 1996 to January 2002. Mr. Sadove serves on the boards of directors of Colgate-Palmolive Company and Ruby Tuesday, Inc. Mr. Sadove also served on the Board of Trustees of Equity Office Properties Trust within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Prior to joining the Company, Mr. Sadove built a distinguished marketing and consumer products career spanning over 25 years with General Foods USA and Bristol-Myers Squibb Company. During his tenure at Bristol-Myers Squibb, he set and executed strategies that led Clairol to become the number one hair care business in the United States, relaunched the Herbal Essences brand and completed the sale of the beauty care business to Procter & Gamble for approximately $5 billion. He also is particularly skilled in people management and development and in internal and external communication.

•     Industry knowledge: Mr. Sadove has served in roles of increasing responsibility since joining Saks in 2002, becoming a respected leader in the retail industry and luxury retailing. Prior to joining the Company, he served on the Board of Directors of Saks. Through his positions with General Foods and Bristol-Myers Squibb and his other public board affiliations, Mr. Sadove developed an extensive understanding of consumer products and consumer behavior, which is critical in his current role.

•     Finance and accounting: Mr. Sadove has overseen and managed operating budgets for various companies throughout his career and has ultimate responsibility for the execution of the financial plans at Saks.

•     Marketing: Mr. Sadove possesses extensive marketing and advertising capabilities and experience. Mr. Sadove had over 25 years of marketing experience at General Foods and Bristol-Myers Squibb, and he currently is instrumental in shaping the marketing initiatives at Saks Fifth Avenue.

Name, Principal Occupation, and Directorships:	Age	Director Since
Class III (terms expiring in 2012):

Ronald de Waal	58	1985
Vice Chairman of the Company’s Board of Directors from 2000 until February 2007. Chairman of WE International, B.V. (“WE”), a Netherlands holding corporation, operating WE fashion retail stores in six European countries as well as various international fashion brands operating in 86 countries. WE also has real estate holdings throughout Europe. Mr. de Waal serves on the board of directors of Post Properties, Inc. and also served as a director of The Body Shop International, PLC within the last five years. He also serves on the governing board of the Dutch National Retail Association.

Director Qualifications:

•     Management, leadership and strategy: Mr. de Waal has been in a leadership capacity with retailer WE for over 30 years. He has overseen the day-to-day operations of this international retailer and has been instrumental in establishing and executing an expansion strategy for WE over the last three decades.

•     Industry knowledge: Mr. de Waal has broad knowledge of the retail industry through his WE affiliation and 25 year tenure on the Board of Saks. Mr. de Waal is experienced in such areas as inventory management, vendor relationships, product sourcing, store design, customer service and store operations. He has an extensive real estate background, arising from his broad real estate holdings throughout the U.S. and Europe and long-term service on the board of Post Properties.

• Marketing: At WE, Mr. de Waal has oversight of the marketing function and has been key in creating and executing many successful marketing campaigns for the specialty retail chain.

Marguerite W. Kondracke	64	1996
Since October 2004 President and Chief Executive Officer of America’s Promise—The Alliance for Youth, a not-for-profit children’s advocacy organization founded in 1997 by General Colin Powell. Ms. Kondracke was employed in the following positions: Staff Director, U.S. Senate Subcommittee on Children and Families between April 2003 and September 2004; President and Chief Executive Officer of The Brown Schools, the nation’s largest provider of treatment services for troubled adolescents, from August 2000 to April 2003; and President and Chief Executive Officer of Frontline Group, Inc., an employee training company, from July 1999 to August 2000. Ms. Kondracke is co-founder, former Chief Executive Officer, and currently a board member of Bright Horizons Family Solutions, a corporate child-care provider; a Trustee of Duke University; and serves on the board of directors of LifePoint Hospitals, Inc. Ms. Kondracke has not held any other public company directorships within the last five years.

Director Qualifications:
Management, leadership and strategy: During her 40-year career, Ms. Kondracke has been both an entrepreneur and a public servant, addressing issues and challenges in society and devising and implementing creative and effective solutions. Ms. Kondracke was co-founder and CEO of Bright Horizons Family Solutions, the nation’s largest provider of employer-sponsored child care and one of Fortune’s “100 Best Companies to Work For.” Throughout her career, Ms. Kondracke has received numerous awards and honors, including being named a Purpose Prize Fellow, awarded by Civic Ventures to those over 60 taking on society’s biggest challenges, and named by The Non-Profit Times as one of the “Top 50 People of Power and Influence in 2008.” She has working relationships with the highest government officials and business and community leaders throughout the country.
• Industry knowledge: As a long-standing member of the Saks’ Board she has developed a deep knowledge of the retail industry and luxury retailing.

•     Finance and accounting: In her role as CEO of America’s Promise—The Alliance for Youth and as the former CEO of The Brown Schools, Frontline Group, Inc. and Bright Horizons Family Solutions and as an audit committee member of LifePoint Hospitals, Inc., Ms. Kondracke has extensive knowledge of finance and accounting.

Name, Principal Occupation, and Directorships:	Age	Director Since
C. Warren Neel	71	1987
Executive Director of the Center for Corporate Governance at the University of Tennessee, Knoxville (“UTK”) since February 2003. Dr. Neel served as Interim President of Lincoln Memorial University from April 2009 to March 2010. Dr. Neel served as Commissioner of Finance and Administration for the State of Tennessee from July 2000 to January 2003 and as the Dean of the College of Business Administration at UTK, from 1977 until June 2000. Dr. Neel serves on the board of directors of Healthways, Inc. Dr. Neel has not held any other public company directorships within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Dr. Neel has proven management, leadership and strategy skills through both his academic and public service careers. In both fields, he has created policies and programs, managed and developed people, and tackled difficult financial and budget challenges. In his roles as Executive Director for the Center for Corporate Governance at the University of Tennessee, Commissioner of Finance and Administration for the State of Tennessee and Dean of the College of Business Administration at UTK, Dr. Neel has developed an expertise in corporate governance and been instrumental in overseeing the corporate governance of those institutions.

• Industry knowledge: As a long-standing member of the Saks’ Board, Dr. Neel has developed a deep knowledge of the retail industry and luxury retailing.

•     Finance and accounting: In his role as the Commissioner of Finance and Administration for the State of Tennessee, Dr. Neel served as the Governor’s chief financial officer for Tennessee state government and managed a more than $20 billion budget. In the past, Dr. Neel has served on numerous public company boards, where he was the Audit Committee Chair of four and the Corporate Governance Committee Chair of two. These experiences, along with his years in academia, have provided Dr. Neel with a wealth of finance, accounting and corporate governance expertise.

Christopher J. Stadler	45	2000
Managing Partner of CVC Capital Partners, an investment company, since March 2007. He served as Managing Director and Head of Corporate Investment North America of Investcorp International, Inc., an investment company, from 1996 through January 2007. Mr. Stadler does not currently hold any other public company directorships but served on the boards of American Tire Distributors, Inc., U.S. Unwired, Inc. and Werner Co. within the last five years.

Director Qualifications:

•     Management, leadership and strategy: Mr. Stadler has more than 20 years of leadership experience through the management of various funds and companies and through his service on several public company boards. In his Investcorp role, he was instrumental in setting its strategic direction and attaining its substantial growth. Through his investment company and board affiliations, he has helped several companies address key financial and operational issues.

•     Industry knowledge: Over his career, Mr. Stadler has been involved with several retail and consumer products companies in an investment capacity, and as a long-standing member of the Saks’ Board he has developed a deep knowledge of the retail industry and luxury retailing.

•     Finance and accounting: Mr. Stadler has over 20 years of investment portfolio management experience and has extensive knowledge of financial markets, lending, underwriting and various financing instruments.

What if a nominee is unwilling or unable to serve?

If a director nominee becomes unwilling or unable to serve, proxies may be voted for a substitute nominee designated by our Board of Directors.

Are there any family relationships between any of the nominees?

There are no family relationships between any of the nominees or executive officers.

What does the Board of Directors recommend?

Our Board of Directors recommends that you vote FOR the election of these nominees.

(Proposal 2)

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Who has the Audit Committee retained as our independent registered public accounting firm?

The Audit Committee has retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2010.

Are we required to submit the ratification of PwC to shareholders?

No, but we are asking the shareholders to ratify the Audit Committee’s appointment of PwC as a matter of good corporate practice.

What happens if shareholders fail to ratify the appointment of PwC as our independent registered public accounting firm?

If the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of PwC. Also, if the appointment of PwC is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interests.

How long has PwC served as our independent registered public accounting firm?

PwC (or their predecessor firm Coopers & Lybrand) has audited the financial statements of the Company since 1991.

Will representatives of PwC attend the Annual Meeting?

Representatives of PwC have been requested to attend the Annual Meeting and will have the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

What does the Board recommend?

Our Board recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

FEES PAID TO AUDITORS

What fees have been paid to the independent registered public accounting firm during the last two fiscal years?

The following table sets forth certain fees billed to us by PwC in connection with various services provided to us throughout 2009 and 2008:

	2009		2008
Audit—Professional services for audits of the consolidated financial statements and internal controls of the Company and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q	$783,000		$1,052,500

Audit-Related—Assurance and related services including benefit plan audits	260,410	(1)	123,367

Tax—	—		—

All Other—All other services include a license fee for a technical research application.	1,500		1,500

Total	$1,044,910		$1,177,367

(1)	2009 amount includes services related to the Registration Statement on Form S-3 filed with the SEC in 2009 and the 2009 debt and equity offerings.

AUDIT COMMITTEE REPORT

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of the Company’s financial reporting and audit processes, the Company’s system of internal control, and the Company’s process for monitoring compliance with laws, regulations and policies. The Audit Committee’s functions are described in greater detail on pages 27-28 of this proxy statement. Among other things, the committee recommends to the Board that our audited financial statements be included in our annual report.

Are the members of the committee “independent”?

Yes. The committee is comprised of four directors, all of whom are independent as determined in accordance with the NYSE’s listing standards and our Corporate Governance Guidelines. They also are independent within the meaning of Rule 10A-3 under the Exchange Act.

Is a member of the committee an “audit committee financial expert”?

Yes. The Board has determined that all members of the Audit Committee satisfy the attributes of an audit committee financial expert, as defined by SEC regulations. In reaching this determination, the Board of Directors considered, among other things, their relevant experience as described under “Election of Directors.”

What steps did the Audit Committee take in recommending that our audited financial statements be included in our annual report?

•

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PwC, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

•

The Audit Committee has reviewed and discussed with management and PwC the Company’s audited consolidated financial statements for 2009, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, PwC’s evaluation of the Company’s internal control over financial reporting and Management’s Discussion and Analysis of Financial Condition and Results of Operation. The Audit Committee also has discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) AU Section 380, “Communication with Audit Committees.”

•

The Audit Committee also received the written disclosures and the letter from PwC that are required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PwC their independence. The Audit Committee also considered whether PwC’s provision of non-audit services to the Company is compatible with maintaining PwC’s independence. This discussion and disclosure informed the Audit Committee of PwC’s independence and assisted the Audit Committee in evaluating that independence. On the basis of the foregoing, the Audit Committee concluded that PwC is independent from the Company, its affiliates and management.

•	The Audit Committee also reviewed and discussed the Chief Executive Officer and Chief Financial Officer certifications concerning the Company’s Annual Report on Form 10-K.

•

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include our audited consolidated financial statements for 2009 in the Company’s Annual Report on Form 10-K for 2009 for filing with the SEC.

What is the Audit Committee’s pre-approval policy and procedure with respect to audit and non-audit services provided by our auditors?

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by PwC. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. PwC and management are required to periodically report to the Audit Committee regarding the extent of services provided by PwC in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

C. Warren Neel, Committee Chair

Michael S. Gross

Marguerite W. Kondracke

Jerry W. Levin

(Proposal 3)

AMENDMENT TO THE SAKS INCORPORATED CHARTER TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Your Board recommends that Saks’ Charter be amended to eliminate the classified structure of the Board and allow for the annual election of directors. If approved, the declassification process would begin at the 2010 annual meeting of shareholders and conclude by the 2012 annual meeting of shareholders, following which all directors will be elected to one-year terms.

Why are you proposing to amend the Charter to de-classify the Board?

Classified boards of directors have been widely adopted and have a long history in corporate law. They have been viewed as a means of promoting stability and continuity of experience on a board of directors primarily because the majority of directors at any given time will have had at least one year of experience on the board, thus assisting a company in its long-term strategic planning efforts. Also, because it would take at least two elections for a potential acquirer to gain control of a classified board without the cooperation of the board, a classified board structure may enhance shareholder value by making it more likely that a party seeking to gain control of a target company will engage in arm’s-length discussions with the target’s existing board instead of launching a proxy contest in an attempt to gain control of the board.

Many investors and others, however, have come to the view that a classified board structure effectively reduces the accountability of directors because it limits the ability of shareholders to evaluate and elect all directors on an annual basis. Many investors believe that the annual election of directors is important for shareholders to influence the composition and implementation of corporate governance policies. Opponents of classified boards also believe they inappropriately discourage takeover proposals and proxy contests that could have the effect of increasing shareholder value.

Your Board has considered the advantages and disadvantages of the classified board structure, and has unanimously voted to propose to the shareholders that Saks’ Charter be amended to provide that directors be elected annually. The proposed Charter amendment provides that annual elections will be phased in beginning with the 2010 annual meeting of shareholders, and that by the 2012 annual meeting of shareholders, all directors will be elected to one-year terms. In reaching this determination, the Board concluded that the benefits of a classified board structure were outweighed by the following considerations:

•

Our belief that providing Saks’ shareholders with the opportunity annually to register their views on the collective performance of the Board and on each director individually will further ensure that our corporate governance policies provide accountability to shareholders;

•

Our belief that, although annual election of directors may enhance the ability of a third party to acquire control of Saks without engaging in arm’s-length discussions with the Board, there are other factors that reduce the likelihood that a third party would be successful in taking over Saks without engaging in such discussions with the Board; and

•

The support for annual elections of directors among our shareholders, as evidenced by the favorable vote of approximately 91% of the votes cast, or approximately 34.6% of the outstanding shares, in favor of a non-binding shareholder proposal calling for the annual election of directors presented at the 2009 annual meeting of shareholders.

What are the changes that are being proposed to the Charter?

Article IX, Section 1 of our Charter currently divides the Board into three classes of directors, each of which is elected for a three-year term. This proposal would amend that section of the Charter to provide that all directors would be elected each year at the annual meeting of shareholders. If amended, Article IX, Section 1 of the Charter would read as follows:

Section 1. Number of Directors. The affairs of this Corporation shall be managed by a Board of up to eighteen (18) directors. Subject to that maximum number, the Board, by resolution, has power to fix or change the number of directors, including an increase or decrease in the number of directors.

Effective as of the 2010 annual meeting of shareholders, the Board shall be divided into three classes, designated as Class I, Class II, and Class III, composed, respectively, of directors who were elected at the 2007, 2008 and 2009 annual meetings of shareholders and whose terms expire, respectively, at the 2010, 2011 and 2012 annual meetings of shareholders, and in all cases also continue as to each director until his or her successor is elected and qualified.

At each annual meeting of shareholders beginning with the 2010 annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the next succeeding annual meeting and until their successors shall be elected and qualified and, effective, with the 2012 annual meeting of shareholders, the classification of the Board shall be eliminated and all directors thereafter shall be elected annually. Vacancies on the Board, for any reason, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director. So long as the Board consists of classes of directors, any person appointed to fill a vacancy shall be designated by the Board as either a Class I, Class II or Class III director, with a term that expires as set forth above; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

If the Charter amendment is approved, how will that affect director elections?

If our shareholders approve the proposed amendment, current directors would continue to serve for their elected terms. Class I directors, who were elected for three-year terms at the 2007 annual meeting of shareholders, would stand for election at the 2010 annual meeting of shareholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Similarly, Class II directors, who were elected for three-year terms at the 2008 annual meeting of shareholders, would stand for election at the 2011 annual meeting of shareholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Class III directors elected at the 2009 annual meeting would stand for election at the 2012 annual meeting of shareholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Thus, beginning with the annual meeting of shareholders in 2012, all directors would be elected annually.

Any director appointed to fill a vacancy on the Board which has resulted from the departure of a director will serve for the elected term of the departed director, subject to the requirement of the Tennessee Business Corporation Act that any director so appointed must, in order to serve the balance of the departed director’s term, stand for election at the next annual meeting of shareholders following the director’s appointment.

Why is the Company not declassifying the Board entirely at the 2010 annual meeting?

Under Tennessee law, directors who have previously been elected to three-year terms may not have their terms in office shortened because of adoption of the Charter amendment. Accordingly, they must be permitted to complete the terms of office to which they were previously elected. Requesting and obtaining resignations from these directors in order to effect an immediate declassification of the Board was deemed disruptive in the judgment of the Board. The Board also concluded that the phase-in of annual elections of directors to the Board respected prior shareholder action in electing directors to three-year terms. Additionally, the manner in which we propose to implement our Board declassification is consistent with the manner in which other companies have implemented declassification of their boards of directors.

What vote is required for approval of the amendment to the Charter?

The approval of the proposed Charter amendment requires only that the number of votes cast in favor of the amendment exceed the number of votes cast against the amendment.

What happens if the Charter amendment is not approved by shareholders at the 2010 annual meeting of shareholders?

If shareholders do not approve the Charter amendment, the proposed Charter amendment will not take effect. In that event, the Board will continue to be divided into three classes of directors, each of which would continue to be elected to and serve for three-year terms. Class I directors, who were elected for three-year terms at the 2007 annual meeting of shareholders, would stand for election at the 2010 annual meeting of shareholders for three-year terms. Class II directors, who were elected for three-year terms at the 2008 annual meeting of shareholders, would stand for election at the 2011 annual meeting of shareholders for three-year terms. Class III directors elected at the 2009 annual meeting of shareholders would stand for election at the 2012 annual meeting of shareholders for three-year terms.

What does the Board recommend?

Our Board of Directors recommends that you vote FOR the proposed amendment to the Company’s Charter to provide for the annual election of directors.

(Proposal 4)

SHAREHOLDER PROPOSAL CONCERNING CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037, owner of 4,000 shares of the Company’s common stock, submitted the following proposal, which is OPPOSED by the Board of Directors:

RESOLVED: “That the stockholders of SAKS INC., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 26,667,447 shares, representing approximately 33% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

This same proposal has been submitted at each annual meeting of shareholders since 2002 and has been rejected by shareholders at each meeting.

The Board of Directors has considered this proposal and does not believe that cumulative voting is in the best interests of the Company and its shareholders. Saks, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for Director. In addition, the Company’s Board recently adopted a majority voting policy that applies in uncontested Director elections. The Board believes that a majority voting policy is the fairest way to elect the Company’s directors in uncontested elections, as well as the method most likely to produce a Board that will effectively represent the interests of all of the Company’s shareholders.

Cumulative voting could make it possible for an individual shareholder or group of shareholders with special interests to elect one or more directors to the Company’s Board of Directors. Such a shareholder or group could have goals that were inconsistent, and could conflict, with the interests and goals of the majority of the Company’s shareholders. A system of cumulative voting could also result in more adversarial relationships among directors, which could diminish the Board’s effectiveness. Moreover, directors elected by cumulative voting may feel an obligation to represent the special interest groups that elected them rather than act in the best interests of the Company and all shareholders generally. By contrast, the present system of voting utilized by the Company and by most major publicly traded corporations promotes the election of a more effective Board of Directors in which each director represents the shareholders as a whole.

For the reasons stated above, the Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. Therefore, the Board unanimously recommends a vote AGAINST this proposal.

CORPORATE GOVERNANCE

General Board Practices

Our Board of Directors has adopted Corporate Governance Guidelines and has also adopted a Code of Business Conduct and Ethics (the “Code of Business Conduct”) in compliance with New York Stock Exchange (“NYSE”) and SEC standards. Our Chief Executive Officer, Principal Financial Officer, other employees of the Company and members of the Board must comply with the Code of Business Conduct. The Code of Business Conduct and the Corporate Governance Guidelines are posted on the Company’s web site at www.saksincorporated.com and are available in print to any person who sends a written request to the Company’s General Counsel at 12 East 49th Street, New York, New York 10017. Waivers and amendments to the policies and procedures set forth in the Code of Business Conduct will be disclosed on www.saksincorporated.com if required by law or the Code of Business Conduct.

The Board and its committees review their own performance annually, and the Board regularly reviews and plans for succession of the Company’s executive team.

Director Independence Standards

The Company’s Corporate Governance Guidelines provide that a significant majority of the Board should be composed of independent directors as required under the NYSE Corporate Governance Standards. The Board of Directors has adopted categorical independence standards that supplement the NYSE Corporate Governance Standards. Under the Board’s standards, which are available at www.saksincorporated.com, (i) no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director does not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and (ii) no director will be independent if the director has any of the following relationships:

•	The director is an employee of the Company or has been an employee of the Company at any time within the preceding three years.

•	A member of the director’s immediate family is an executive officer of the Company or has been an executive officer of the Company at any time within the preceding three years.

•

The director or an immediate family member of the director received during any 12 month period within the last three years more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

•

The director is a current partner or employee of the Company’s internal or external audit firm, or the director was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

A member of the director’s immediate family (A) is a current partner of a firm that is the Company’s internal or external auditor, (B) is a current employee of such a firm and personally works on the Company’s audit or (C) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

•

A member of the director’s immediate family is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on the other company’s compensation committee.

•

The director is an employee of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

A member of the director’s immediate family is an executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•

The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the annual charitable contributions to the organization by the Company or any executive officer of the Company exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

Who are our independent directors?

The Board reviewed all relevant relationships between the Company and each of our non-employee directors. The Board affirmatively determined that none of our non-employee directors has a material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board also concluded that none of our-employee directors has any of the disqualifying relationships identified above. In determining that Mr. Carter is an independent director, the Board considered Mr. Carter’s employment as Executive Vice President of FedEx Information Services and Chief Information Officer of FedEx Corporation. During 2009, FedEx provided the Company overnight package delivery and related services for which we paid fees that we believe were not greater than the fees we would have paid to comparable firms to obtain similar services. Consequently, the Board has determined that all of the non-employee directors are independent within the meaning of the NYSE Corporate Governance Standards and the Board’s categorical standards.

What role does the Board play in the oversight of risk management?

The Board implements its risk oversight function both as a whole and through Board Committees. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics. At each regularly scheduled Board meeting, the Board is also provided with legal and compliance updates.

Management communicates routinely with the Board and Board committees on significant risks and how they are being managed, and directors are free to communicate directly with senior management. Management believes the Company has robust internal processes in place and a strong internal control environment to identify and manage risks.

The Audit Committee has primary responsibility for overseeing the Company’s risk assessment. It oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs. The Human Resources and Compensation Committee (the “HRCC”) evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. There are additional details regarding the risks related to the Company’s compensation policies and practices set forth on pages 45-46. The Corporate Governance Committee oversees risks associated with its areas of responsibility, including, along with the Audit Committee, the

Company’s Code of Business Conduct and Ethics. The Committee Chairs report to the full Board at every regular meeting of the Board on the agenda topics of the committees, including matters involving risk oversight. In addition, the Board is routinely informed of developments at the Company that could affect the Company’s risk profile and business in general.

What is the Board’s Leadership Structure?

Our current Board leadership structure is comprised of a combined position of Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Director and eight other independent directors. Stephen I. Sadove serves as Chairman of the Board and Chief Executive Officer, and Donald E. Hess serves as Lead Director.

The Chairman of the Board presides over meetings of the Board of Directors, presides over annual meetings of shareholders, consults and advises the Board of Directors and its committees on the business and affairs of the Company, and performs other duties and responsibilities as may be assigned by the Board from time to time. The Chief Executive Officer is in charge of both overseeing the Company’s day-to-day operations and establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees.

The Lead Director is charged with presiding at all meetings of non-employee directors, leading the evaluation of the performance of the Chief Executive Officer, encouraging and facilitating active participation of all directors in Board meetings, consulting with the Chief Executive Officer and other members of the Board on meeting topics and agendas, acting as a liaison between shareholders and the Board where appropriate, and performing other duties requested by the other non-employee directors from time to time.

As part of each regularly scheduled Board meeting, the non-employee directors meet without the Chief Executive Officer or any other members of management present. These meetings are led by Mr. Hess and allow non-employee directors to privately discuss issues of importance to the Company, including general business matters or management issues.

Each of the Board committees is chaired by independent directors. At each regularly scheduled committee meeting, the non-employee committee members meet under the leadership of the Committee Chair, without the Chief Executive Officer or any other members of management present.

The Board believes that this leadership structure—a combined Chairman of the Board and Chief Executive Officer, a Lead Director, independent non-employee directors and committees led by independent directors – is the optimal structure for the Company at this time. Since the Chief Executive Officer has the most extensive knowledge of the various aspects of our business, the Board has concluded that he is in the best position to lead most effectively and to serve in the key position of Chairman of the Board. In addition, since the Chief Executive Officer is directly involved in managing both the day-to-day operations and long-term strategic initiatives of the Company, having a Chairman who also serves as the Chief Executive Officer allows efficient and effective communication with the Board on important business matters in light of the complexity of our industry and our business. In addition, the Board believes that having a single, highly-regarded and capable individual in both roles enables the Company to be represented by a single voice to outside constituencies, especially its vendor community. The Board believes that leadership of both the Board and the Company by Mr. Sadove is the best structure to lead the Company in the achievement of its goals and objectives. The Board also believes there is a very effective balance between strong, capable Company leadership and appropriate oversight by non-employee directors.

What are the committees of the Board and what do they do?

The Board of Directors has established Audit, Human Resources and Compensation, Corporate Governance, and Finance Committees. The Board determined that all members of the Audit, Human Resources and

Compensation, Corporate Governance and Finance Committees are independent within the meaning of the NYSE rules and the Board’s categorical standards.

Each of the Audit, Human Resources and Compensation, and Corporate Governance Committees operates under a written charter that meets the requirements of the NYSE corporate governance listing standards. Each charter is available at www.saksincorporated.com and in print to any person who sends a written request to the Company’s Corporate Secretary, at 12 East 49th Street, New York, New York 10017. Each committee conducts an annual performance self-evaluation.

The Board and each of its committees has access, at the Company’s expense, to outside accounting, legal, corporate governance and other advisors as and when Board or committee members determine advisor retention is advisable.

Audit Committee

The Audit Committee includes Dr. Neel (Chair), Messrs. Gross and Levin and Ms. Kondracke. The Audit Committee met eight times during 2009. The primary duties of the Audit Committee are to (i) assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent registered public accounting firm, and (d) the performance of our internal auditors and the independent registered public accounting firm; and (ii) prepare the report of the Audit Committee required to be included in our annual proxy statement.

No member of the Audit Committee may serve on more than two other audit committees of public companies.

See “Audit Committee Report” on pages 19-20 of this proxy statement for additional information about the Audit Committee.

Human Resources and Compensation Committee

The HRCC includes Ms. McAniff (Chair), Messrs. Carter, Hess and Stadler and Ms. Kondracke. The HRCC met seven times during 2009. The primary duties of the HRCC are to (i) assist the Board in its responsibilities relating to compensation of the Company’s directors and executive officers; (ii) review and recommend to the Board human resources plans, policies and programs, as well as approve individual executive officer compensation intended to attract, motivate, retain and appropriately reward associates in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s shareholders; (iii) review the Compensation Discussion and Analysis and recommend that it be included in our proxy statement and Annual Report on Form 10-K; and (iv) prepare the report of the HRCC required to be included in our annual proxy statement.

See “Report of the Human Resources and Compensation Committee” at page 48 of this proxy statement for additional information regarding the HRCC.

Corporate Governance

The Corporate Governance Committee includes Messrs. Hess (Chair) and Carter, Dr. Neel and Ms. McAniff. The Lead Director assumes the role of Chair of the Corporate Governance Committee. The committee met four times during 2009. The primary duties of the Corporate Governance Committee are to (i) identify, evaluate and recommend to the Board individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders, and (ii) develop and recommend to the Board corporate governance guidelines for the Company. The Corporate Governance Committee also makes recommendations to the Board with respect to shareholder proposals.

Finance Committee

The Finance Committee includes Messrs. Gross (Chair), de Waal, Levin and Stadler. The committee met five times during 2009. The Finance Committee’s primary duties are to: (i) ensure that our capital structure is consistent with our long-term value-creating strategy, (ii) advise management on specific elements of our capital structure strategy, and (iii) approve, based on authority delegated from the Board, or recommend to the Board for approval, specific terms and parameters of certain financing transactions.

How often did the Board meet in 2009?

The Board met nine times during 2009. At each regular Board meeting, the non-employee directors also meet separately with Mr. Sadove and then without him. Our Lead Director, Mr. Hess, presides over non-employee director sessions.

The Board expects that all directors will devote sufficient time to the full performance of their Board duties and responsibilities, including attending all Board meetings and all meetings of committees on which the director serves. Any director who attends less than 75% of Board and committee meetings in a fiscal year is required to provide an explanation to the Chair of the Corporate Governance Committee immediately following the fiscal year end. A candidate accepting nomination to the Board is assumed to understand his or her obligation under the Company’s Corporate Governance Guidelines and acknowledges that adherence to the Guidelines will be taken into consideration when the Corporate Governance Committee nominates candidates for election to the Board, and an excessive number of absences, excused or non-excused, may be grounds for not re-nominating an incumbent director.

Each director attended 75% or more of the aggregate number of meetings of the Board and the committee(s) on which such director served during 2009. The overall average percentage for directors’ meeting attendance during 2009 was 95%.

Are the members of our Board required to attend the Annual Shareholder Meetings?

Directors are encouraged, but not required, to attend annual meetings of shareholders. Eight of our ten directors attended the Company’s June 2009 annual meeting. Mr. de Waal did not attend due to an unavoidable business conflict, and Ms. McAniff was unable to attend for medical reasons.

How are directors nominated?

The Corporate Governance Committee is responsible for identifying and recommending to the Board all persons to be nominated to serve as a director of Saks. Our Board is responsible for nominating the slate of directors for the Annual Meeting, upon the Corporate Governance Committee’s recommendation.

How are nominees identified?

All director nominees are current directors who are standing for re-election. The Corporate Governance Committee does not have any single method for identifying director candidates, but will consider candidates suggested by a wide range of sources. Generally, when there is a vacancy to be filled on the Board of Directors, the Corporate Governance Committee retains a third-party search firm to assist in identifying candidates to fill the vacancy. The search firm reports directly to the Corporate Governance Committee. The main functions served by a search firm include identifying potential candidates who meet the qualification and experience requirements described below, as well as compiling information regarding each candidate’s qualifications, experience and independence and conveying the information to the Corporate Governance Committee.

The Corporate Governance Committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions as discussed below under “Can shareholders recommend nominees for directors?” The Corporate Governance Committee applies the same criteria to the evaluation of shareholder-nominated director candidates as it applies to other director candidates.

How are nominees evaluated; what are the minimum qualifications?

The Corporate Governance Committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. The Corporate Governance Committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all of our shareholders. A majority of the Board must consist of independent directors (as defined by the NYSE’s listing standards and our Corporate Governance Guidelines).

The Corporate Governance Committee assesses a candidate’s independence, background and experience, as well as the current Board skill needs and diversity. With respect to incumbent directors selected for re-election, the committee also assesses each director’s contributions, attendance record at Board and applicable committee meetings and the suitability of continued service.

The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all directors and that there are other skills and experience levels that should be represented on the Board as a whole but not necessarily by each director. The Board and the Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Individual directors and any person nominated to serve as a director should:

•	be in a position to devote an adequate amount of time to the effective performance of director duties;

•	possess all of the following personal characteristics: personal and business integrity, accountability, informed judgment, business literacy and high performance standards; and

•	be able to contribute knowledge, experience and skills in at least one of the following competencies: management, leadership and strategy; industry knowledge; accounting and finance; and marketing.

The Board believes that the combination of the various qualifications, skills and experiences of the 2010 director nominees will contribute to an effective, collaborative and well-run Board. The Board and the Corporate Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and high-quality interaction with and counsel to Company management.

What role does diversity play in the selection of members of the Board?

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. The Board believes that diversity is important because various points of view contribute to a more effective, engaged Board and better decision-making processes. The Company’s Corporate Governance Guidelines state that the Board believes in a governing style that emphasizes, among other things, respect for diversity in perspective and includes individuals from diverse backgrounds. The Company’s Corporate Governance Guidelines also note that the size of the Board allows for diversity of contribution while promoting timely action on critical and time-sensitive issues.

Can shareholders recommend nominees for directors?

The Corporate Governance Committee will consider nominees to the Board recommended by shareholders if shareholders comply with the Company’s advance notice requirements. See “SHAREHOLDERS’ PROPOSALS OR NOMINATIONS FOR 2011 ANNUAL MEETING” on page 65. Our Bylaws provide that a shareholder who wishes to nominate a person for election as a director at a meeting of shareholders must deliver written notice to our Corporate Secretary. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act, and certain other information, including the name and address of the shareholder delivering the notice as it appears on the stock records of the Company, the number and class of shares held of record by such shareholder, information about derivative securities holdings of such shareholder, any arrangement or understanding pursuant to which such shareholder has a right to vote or has granted a right to vote any shares of the Company’s stock, whether such shareholder has a short interest in any of the Company’s securities, whether such shareholder is entitled to a fee based on the value of the Company’s securities, a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate such nominee, and a certification that such shareholder has complied with all applicable federal, state and other legal requirements in connection with such shareholder’s acquisition of the Company’s securities and such shareholder’s acts or omissions as a shareholder of the Company. The foregoing summary does not include all requirements a shareholder must satisfy in order to nominate a candidate to the Board. Shareholders of the Company who wish to recommend a nominee to the Board should read carefully the Company’s Bylaws, which are available on our website at www.saksincorporated.com.

In order to be eligible to be a nominee for election as a director of the Company by a shareholder, such potential nominee must deliver to our Corporate Secretary a written questionnaire providing the requested information about the background and qualifications of such person and a written representation and agreement that such person is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with service on the Board, and would be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Shareholder nominations must be submitted in accordance with the deadlines set forth under the caption “SHAREHOLDERS’ PROPOSALS OR NOMINATIONS FOR 2011 ANNUAL MEETING” located on page 65 of this proxy statement. Shareholder nominations should be sent to the Corporate Governance Committee c/o the Corporate Secretary at Saks Incorporated, 12 East 49th Street, New York, New York 10017.

How can I communicate with the Board?

Our Board has adopted a policy and process for shareholders and other interested parties to communicate with the Board or an individual director, including our Lead Director Mr. Hess, or with the non-employee directors as a group. Shareholders and other interested parties may communicate with the Board collectively, or with any of its individual members, by writing to them c/o the Corporate Secretary at 12 East 49th Street, New York, New York 10017. The Corporate Secretary, upon the advice of the Company’s General Counsel, has discretion to determine whether shareholder communications are proper for submission to the intended recipient. Examples of shareholder communications that would be considered presumptively inappropriate for submission include communications regarding the Company’s pricing of products or services; personal grievances; solicitations; communications that do not relate, directly or indirectly, to the Company; and communications that are duplicative of previously submitted communications or are frivolous in nature. Additional information concerning the Company’s process regarding communications with the Board of Directors may be found at www.saksincorporated.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

What is the purpose of Compensation Discussion and Analysis?

This section, called Compensation Discussion and Analysis or “CD&A,” has been prepared to provide information regarding the compensation programs and practices as they relate to the total pay for the Company’s Named Executive Officers for 2009. This section includes information regarding, among other things, the overall objectives of the Company’s compensation programs and practices, the rationale for the level and mix of rewards provided and a discussion of the manner in which the various elements of executive pay support the Company’s business objectives. If we believe it to be material, we also have indicated how our process has changed with respect to how we have established the compensation for our executive officers during 2010.

What does the HRCC do?

The responsibilities of the HRCC include approving the Company’s compensation programs and individual awards to the Named Executive Officers under such programs. A detailed description of the HRCC’s specific responsibilities is contained in the HRCC’s Charter, which can be viewed at www.saksincorporated.com.

Does the HRCC use the services of an independent consultant?

Yes – to assist the HRCC with establishing executive compensation for 2009 and 2010, the HRCC retained Frederic W. Cook & Co., Inc. (“Cook”), a nationally recognized executive compensation consulting firm, as the HRCC’s independent compensation consultant. Cook is hired by and reports directly to the HRCC and does not provide advice or services to management. Cook provides the HRCC with analysis and recommendations on the compensation for the Chief Executive Officer and other executive officers as requested by the HRCC and services relating to director compensation. In addition, Cook reviewed the 2009 Long-Term Incentive Plan on behalf of the HRCC. We believe that Cook is independent of management and provides the HRCC with objective advice. The HRCC also reviews information from The Hay Group and Mercer Consulting, the compensation consultants retained by the Company’s management, to set compensation for the Company’s executive officers other than the Chief Executive Officer. The Hay Group provides survey information detailing the pay practices of a select group of retailers, including information on base salary, annual incentives and long-term incentives. Mercer Consulting provides advice primarily on long-term incentives.

What are the Objectives of our Compensation Policies?

The objectives of the Company’s compensation policies applicable to the executive officers are to:

•	provide a compelling financial incentive to the Company’s executive officers to achieve the Company’s business objectives and financial performance goals,

•	align the economic interests of the Company’s executive officers with the economic interests of the Company’s shareholders, and

•	enable the Company to attract, retain and reward talented executive officers who will contribute to the Company’s long-term success.

The HRCC seeks to ensure that a substantial portion of total compensation awarded to the Named Executive Officers and other executive officers is performance-based. The HRCC believes this result is achieved through the use of annual cash bonuses and long-term incentives consisting of performance shares and performance units within the limits established by our incentive compensation plans. Stock options were also awarded in 2009 but only to the Chief Executive Officer. Performance-based compensation is directly linked to the achievement of clearly defined financial measures, and in some cases, corporate objectives with defined metrics, thresholds and milestones. The majority of the value of the long-term incentive award is linked to the price of our common stock. The HRCC believes that the Company’s achievement of the specified financial measures and the Named Executive Officers’ achievement of key corporate objectives should reward the Company’s shareholders through long-term value creation. If the Company does not meet the established financial measures or corporate objectives, performance-based compensation would be appropriately reduced or entirely forfeited depending on the extent to which the performance measures are not achieved.

What do our Compensation Programs Reward?

Our compensation programs contain several elements designed to reward executives for the accomplishment of both financial and non-financial performance objectives. These programs include base salary, annual bonuses and long-term incentive awards. Base salary recognizes the level of job scope and complexity, and the skills, experience, leadership and sustained performance required by the executive. Base salary also recognizes the critical role the executive plays in the formulation of short-and long-term business strategy, team development, Company-wide talent management and the creation of a high performance culture. Annual bonuses and long-term incentives reward achievement of key financial metrics and corporate objectives aligned with the interests of shareholders.

For 2009, the HRCC determined that it was appropriate to continue to use the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding certain non-recurring items as a key performance measure for the payment of annual cash bonuses and performance awards. The HRCC believed that the use of the Company’s EBITDA is an appropriate measurement as it reflects the operating results of the Company and measures performance against pre-determined goals and objectives. In 2009, in addition to the Company’s performance against EBITDA, the performance measures for annual bonus awards included performance against the 2009 expense reduction plan as well as the achievement of key corporate objectives. Both the 2009 expense reduction plan and the key corporate objectives payouts were partially dependent on the Company’s performance against EBITDA. Target payout for these measures could not be reached unless the Company achieved its EBITDA target.

Long-term incentive awards reward sustained financial performance and serve as a vehicle for executives to establish and maintain meaningful levels of share ownership which align the interests of executives to those of the Company’s shareholders. The performance measures, as discussed further below, for the 2009 long-term incentive awards were weighted equally among the Company’s performance against a predetermined EBITDA target, expense reduction target and achievement of key corporate objectives.

What are the Elements of our Compensation Program? Why Do We Choose to Pay Each Element?

The Company uses a mix of compensation programs that recognize the scope and complexity of job responsibility, reinforce performance, reward achievement of annual goals and objectives, encourage the enhancement of shareholder value and reward achievement of long-term performance goals. The Company seeks to maintain a competitive level of total target compensation. The specific elements of the compensation package and the corresponding performance measures, however, are specifically tailored to meet the Company’s strategic objectives and culture.

Outlined below is the rationale for each element of the compensation package provided to executive officers:

Base salary: fixed element of compensation designed to recognize the level of job scope and complexity, and the skills, experience, leadership and sustained performance required by the executive.

Annual bonus: variable element of compensation designed to reward the achievement of key financial metrics and accomplishment of key corporate objectives and/or personal goals that are shorter term in nature but are critical to generating longer term company success. We believe this balance of focus on profitability and strategic initiatives will continue to support current performance while improving the Company’s ability to create shareholder value.

Long-term incentives: variable element of compensation comprising (i) performance shares and performance units to reward financial performance such as the achievement of EBITDA targets and other key financial measures and strategic corporate initiatives; (ii) stock options to align the interests of the Chief Executive Officer and shareholders; and (iii) restricted stock to provide a competitive mix of incentives to attract and retain top talent and to further reinforce alignment between the interests of management and shareholders. The mix of long-term incentive awards granted for 2009 was more heavily weighted toward performance shares and performance units, with restricted stock comprising a smaller portion of total long-term incentive opportunities. Periodically, the HRCC will grant additional time-based restricted stock awards outside of the annual grants in order to motivate, reward and retain key executives. The HRCC did not grant any additional restricted stock awards to Executive Officers in 2009.

The HRCC’s general practice has been to grant long-term incentive and retention awards to executive officers during the Company’s first fiscal quarter. Our “Policy and Procedures for the Granting of Equity Awards,” in general, provides that:

•	All awards will be made in accordance with our shareholder approved equity compensation plans.

•

All awards will be granted by the HRCC except for awards to be granted to employees (excluding executive officers who are subject to Section 16 of the Exchange Act or are “covered employees” under Section 162(m) of the Internal Revenue Code (the “Code”)) by the Chief Executive Officer pursuant to delegated authority, which may not exceed 480,000 shares per fiscal year, of which the total number of restricted stock awards, performance share awards, restricted stock unit awards, performance share unit awards, unrestricted stock awards and performance unit awards may not exceed 160,000 shares.

•	Awards made by the HRCC must be made at meetings, and not by unanimous written consent.

•	The grant date for awards granted at HRCC meetings will be the second business day following the release of the Company’s quarterly or year-end earnings, as applicable.

•

The grant date for awards made by the Chief Executive Officer will be the second business day following the release of the Company’s quarterly or year-end earnings, as applicable, following: (i) in the case of new hires, the first day of employment, (ii) in the case of promoted associates, the effective date of the promotion, and (iii) in all other cases, the date the Chief Executive Officer approves the award.

•	The exercise price for stock option awards will be the NYSE closing price of the Company’s common stock on the grant date.

Medical, disability and life insurance coverage: The Company provides comprehensive benefits coverage to its executive officers intended to be competitive and to provide flexibility in the type and/or level of coverage available to such executive officers. These benefits are intended to minimize the potential financial exposure to the executive caused by the occurrence of a catastrophic health event to the executive or his or her family. Executive officers are eligible to participate in the same benefits offered to all other eligible employees. In addition to the base benefits package, certain executives are covered under individual, supplemental long-term disability policies intended to supplement the coverage offered under the base, group long-term disability program offered to all full-time associates of the Company. Messrs. Sadove and Wills and Ms. de Winter are covered under these policies. The Company pays the full cost of this coverage.

Retirement benefits: The Company sponsors a 401(k) Plan in which the majority of employees are eligible to participate. The purpose of this plan is to provide an incentive for employees to save for their retirement income needs and to provide additional compensation to attract and retain employees. The Company historically matched a portion of the employee’s contributions to the 401(k) Plan, and the match varied annually based on the Board’s assessment of the Company’s performance and profitability. Executive officers participate in the 401(k) Plan on the same basis as other eligible employees. The amount of annual savings that may be contributed to the 401(k) Plan is capped by the employee’s compensation and annual addition limitations imposed on qualified savings plans by the Code (currently $16,500 per year). In addition, employees at or over age 50 are eligible to contribute up to an additional $5,500 per year to the 401(k) Plan. The Company also maintains a deferred compensation program in which executive officers may voluntarily participate. For additional information regarding the deferred compensation program see “—Nonqualified Deferred Compensation—2009.” In 2009, the Company suspended the Company matching contributions to the 401(k) Plan and the Deferred Compensation Plan (“DCP”) in conjunction with the Company’s expense reduction initiatives. For 2010, the Company has continued those suspensions.

Perquisites: Each of the Named Executive Officers is eligible for reimbursement for financial and tax planning and preparation. In addition, each of the Named Executive Officers is eligible for reimbursement for the expense associated with an annual physical examination. These perquisites are in line with competitive practices and provide the Named Executive Officer with appropriate support to plan for his or her financial security, enable the executive to devote more of his or her time to business matters, and benefit from Company-sponsored compensation and benefit programs. In addition, Mr. Sadove is provided with a car and driver. While the primary purpose of this benefit is business-related, Mr. Sadove has access to the car and driver for commuting. Mr. Frasch is reimbursed for expenses to help offset the cost of commuting. In connection with his promotion to Chief Financial Officer and transfer of his work location from Birmingham, Alabama to New York, New York in 2007, Mr. Wills was entitled to reimbursement for reasonable out of pocket costs, through November 30, 2009, for an apartment and travel for him or his family between New York and Birmingham (the former headquarters of the Company) on a weekly basis. Mr. Wills was also entitled to reimbursement for the taxes payable with respect to these transfer-related benefits. These contract provisions expired on November 30, 2009. Subject to the approval of the Chief Executive Officer, the other Named Executive Officers may use Company-provided aircraft for personal use (which would be included in their annual compensation). The rationale for providing perquisites to executive officers is to enhance the attractiveness of the overall compensation program and, in the case of Company-provided transportation, to provide greater security and convenience. For additional information regarding perquisites see “—Summary Compensation Table.”

Competitive Position of Pay

In determining the competitive position of our executive compensation programs, our management engaged The Hay Group to provide survey information detailing the pay practices of a select group of retailers. Data collected includes information on base salary, annual incentives and long-term incentives. The companies used for comparison were, in general, competitors in the luxury, apparel, or fashion retail market, and include Abercrombie & Fitch Co., Aeropostale, Inc., American Eagle Outfitters, Inc., Ann Taylor Stores Corporation, Coach, Inc., J Crew Group, Inc., Limited Brands Inc., Liz Claiborne, Inc., Lord & Taylor, Macy’s, Inc., Neiman Marcus, Inc., New York & Co., Nordstrom, Inc., Phillips-Van Heusen Corporation, Tommy Hilfiger Corporation and Williams-Sonoma, Inc. This information is used by management in determining the level and mix of compensation for executive officers other than the Chief Executive Officer. In general, the Company targets base salary near the median base-salary levels determined by The Hay Group survey of the competitor group listed above. The targeted opportunity is for total compensation to be at or above the median of competitive compensation based upon achievement of performance measures at the target level. Management also worked with Mercer Consulting to review and make recommendations regarding the Company’s annual and long-term incentive plans and programs, specifically on the 2009 Long-Term Incentive Plan. The 2009 Long-Term Incentive Plan was approved by shareholders at the 2009 annual meeting of shareholders.

The benchmark competitive data for the Chief Executive Officer was one of several factors that the HRCC considered when evaluating the Chief Executive Officer’s compensation. Cook collected compensation data, including information on base salary, annual incentive awards and long-term incentive awards, for the following companies: Abercrombie & Fitch Co., Aeropostale, Inc., American Eagle Outfitters, Inc., Ann Taylor Stores Corporation, Bed Bath & Beyond Inc., Charming Shoppes, Inc., The Children’s Place Retail Stores, Inc., Coach, Inc., Collective Brands Inc., Dick’s Sporting Goods, Inc., Estee Lauder Companies Inc., Guess?, Inc., J. Crew Group, Inc., Jones Apparel Group, Liz Claiborne, Inc., Nordstrom, Inc., PetSmart, Inc., Phillips-Van Heusen Corporation, Polo Ralph Lauren Corporation, Ross Stores, Inc., Urban Outfitters Inc., The Talbots, Inc., Tiffany & Co., V.F. Corporation and Williams-Sonoma Inc. Cook worked directly with the HRCC to review and recommend the compensation for the Chief Executive Officer. The HRCC did not specifically target a given percentile of the peer group data but rather considered a broad range around median compensation of that group. In any given year, the Chief Executive Officer’s actual compensation may result in levels that are above or below the target opportunity based upon the achievement of pre-established performance measures.

How Does the Company Determine the Amount of Each Element of Pay?

We review competitive data provided by The Hay Group to benchmark the total level of compensation paid by our competitors. Once the total market pay for each position is determined, we target the mix and level of base salary, annual bonus and long-term incentives such that total pay approximates the median of competitive practices. We provide awards that represent a mix of cash and equity-based awards to provide attractive incentives and facilitate the alignment of the interests of management and shareholders through equity-based compensation and share ownership.

In determining the compensation of the executive officers reporting to the Chief Executive Officer, the HRCC seeks the assessment of our Chief Executive Officer and the Executive Vice President, Human Resources relating to the performance and contributions of these executive officers and the Chief Executive Officer’s recommendations regarding individual compensation actions. The Chief Executive Officer provides his assessment of the performance of the other Named Executive Officers that report directly to him, and recommends compensation actions that reinforce the pay-for-performance philosophy of the Company. These recommendations are supported by market data for executives at other retailers provided by The Hay Group.

Neither the Chief Executive Officer nor the Executive Vice President, Human Resources plays a role in determining the Chief Executive Officer’s compensation. The HRCC consults independently with Cook regarding competitive pay practices and appropriate compensation for the Chief Executive Officer.

Outlined below is a discussion of each specific element of total compensation provided to the executive officers.

Base Salary

Base salary reflects the scope of job responsibility and the day-to-day performance of the executive officer relative to his or her duties and responsibilities. The performance and contributions of each executive officer are reviewed annually and based upon this review the executive officer may be eligible to receive a “merit increase.” The Company’s annual merit increase guideline for executive officers is based on competitive practices and overall Company performance. These increases reflect the Company’s operating results and individual contributions to overall performance and are consistent with competitive merit increases at the executive-officer level. The HRCC’s current practice is to review the performance of the senior management team annually for a salary increase effective May 1. Upon recommendation of management, as part of the Company’s expense reduction initiatives in 2009 and in light of the difficult economic environment, the HRCC reduced base salaries for the Named Executive Officers and other executives by 3% to 7%. For 2010, upon recommendation of management, the HRCC did not award any merit increases to the Named Executive Officers and certain other executives. Merit increases will be available to all other eligible employees in 2010. These increases will be applied to the reduced base salaries.

Annual Cash Bonuses

At the start of a fiscal year, the HRCC establishes performance measures for the Company’s annual bonus program for executive officers. Following the close of the fiscal year and based, in general, on the Company’s consolidated results of operations for the fiscal year, the HRCC assesses the Company’s actual performance against the pre-established performance objectives and determines the amount, if any, of the target bonus earned by the executive officers. Under the terms of the 2007 Senior Executive Bonus Plan, the HRCC, in its sole discretion, may reduce or eliminate the amount of any bonus award. From time to time, the HRCC has exercised its discretion to decrease bonus payouts or to provide, when warranted, supplemental bonuses. Any supplemental bonus payouts approved by the HRCC would be considered discretionary and the additional amount would not be deductible for U.S. federal income tax purposes if the executive to whom it was paid was covered by Section 162(m) of the Code and the payment exceeded the limits applicable to that code section. In 2009, no negative adjustments were made. However, in April 2010, the HRCC granted a discretionary bonus to Mr. Wills in order to reward Mr. Wills for his performance in 2009.

2009 Annual Bonus Program

In 2009, the HRCC used the following performance measures, which determined bonus payments for the Named Executive Officers under the 2009 annual cash bonus program: i) EBITDA of $110 million (50% weight); ii) expense reduction of $55 million (25% weight); and iii) the accomplishment of key corporate objectives (25% weight). The EBITDA performance measure established by the HRCC for the 2009 annual cash bonus program was based on the achievement of the 2009 operating plan which included significant gross margin rate improvement and expense reductions. The HRCC believed that the successful execution of these objectives likely would result in a significant year-over-year improvement in EBITDA, which the HRCC expected would lead to enhanced shareholder value. When the HRCC established the 2009 EBITDA and expense reduction performance measures, the Company’s management believed that these performance measures were challenging yet achievable.

The key corporate objectives for the 2009 annual bonus program, included:

•	Initiate program to reduce selling cost for Saks Fifth Avenue stores

•	Complete customer service enhancements, achieving targeted improvements

•	Develop a by-category merchandising strategy

•	Achieve targeted decrease in 2009 inventory purchases

•	Execute company-wide cost reduction initiatives

•	Execute agreed upon capital spending program

•	Complete a local business development plan for each Saks Fifth Avenue store by June 2, 2009

•	Continue to focus on people development

•	Execute OFF 5TH strategic plan

•	Execute Saks Direct strategic plan.

Both the expense reduction and key corporate objectives measures were partially dependent on Company performance against its EBITDA target. Additionally, target payout for these measures could not be reached unless the Company achieved its EBITDA target.

Based on the Company’s performance against each of the established performance measures for the 2009 annual cash bonus program discussed above, including EBITDA of $115 million and expense reduction of $105 million, the Named Executive Officers exceeded the minimum threshold for the established financial performance measures and corresponding payouts were awarded for all measures. The HRCC determined that the Company achieved a level of “Meets Objectives” for performance against the key corporate objectives. As a result, the Named Executive Officers received the following percentage of target bonus based on the weight assigned to each performance measure:

Name	EBITDA (50% Weight)	Expense Reduction (25% Weight)	Corporate Objectives (25% Weight)	Total Bonus Awarded as % of Target Bonus
Stephen I. Sadove	106%	106%	106%	106%
Kevin G. Wills	106%	106%	106%	106%
Ronald L. Frasch	106%	106%	106%	106%
Christine A. Morena	106%	106%	106%	106%
Jennifer de Winter	106%	106%	106%	106%

In addition, in April 2010, the HRCC approved a discretionary bonus in the amount of $250,000 to Mr. Wills, in order to additionally reward this key executive for 2009 performance. The bonus will be paid in two installments, the first of which was paid on April 9, 2010 and the second installment to be paid on April 9, 2011, provided that Mr. Wills is employed by the Company on each such date. In the event of termination of Mr. Wills’ employment following a change in control of the Company, the bonus will fully vest.

As previously disclosed in the Company’s 2009 proxy statement, on February 25, 2009, the HRCC approved a special cash award of $3 million to Mr. Frasch. The award will be paid in three equal installments on each of the third, fourth and fifth anniversary of the grant date, provided that Mr. Frasch is employed by the Company on each such date. If Mr. Frasch voluntarily terminates his employment or is terminated by the Company for cause, the cash award will be forfeited. If Mr. Frasch’s employment is terminated by the Company other than for cause, he will be entitled to receive 50% of the award ($1.5 million) if he has served up to two years, 66.66% of the award ($2 million) if he has served up to three years, and 100% of the award if he has served for more than three years from the date of grant. In the event of termination of Mr. Frasch’s employment following a change of control of the Company, the award will fully vest.

In February 2007, the HRCC approved a retention bonus in the amount of $250,000 to Mr. Frasch, to be paid to Mr. Frasch in one installment in 2009 provided that he was employed by the Company at the time of payment. The bonus was paid to Mr. Frasch in April 2009.

2010 Annual Bonus Program

The HRCC did not change the target bonus opportunity for any of the Named Executive Officers for 2010, except for Ms. de Winter, whose bonus target increased from 50% to 60% of base salary. The HRCC approved the increase in Ms. de Winter’s bonus opportunity to better align her target bonus with competitive practices, based on the results on the annual executive compensation review by The Hay Group.

For the 2010 annual cash bonus program for the executive officers, the HRCC established the following performance measures for all Named Executive Officers: EBITDA, at specified levels (75% weight) and the accomplishment of key corporate objectives (25% weight). The key corporate objectives payout is governed by the Company’s performance against EBITDA. Similar to the design in 2009, target payout for this measure cannot be reached unless the Company achieves its EBITDA target.

EBITDA

The HRCC set the payout for the 2010 annual cash bonus program for the achievement of the EBITDA performance measure (for the portion of target bonus attributable to such performance measure) for each of the Named Executive Officers as follows:

Name	Threshold	Target	Maximum
Stephen I. Sadove	25%	100%	150%
Kevin G. Wills	25%	100%	150%
Ronald L. Frasch	25%	100%	150%
Christine A. Morena	25%	100%	150%
Jennifer de Winter	25%	100%	150%

Key Corporate Objectives

For 2010, the HRCC approved the following key corporate objectives for the 2010 annual bonus program:

•	Real estate enhancements

•	Inventory management

•	Outsized growth of Saks Direct

•	Improvement of the gross margin rate for the Saks Fifth Avenue stores.

The HRCC also approved a bonus payout opportunity for achievement of the key corporate objectives performance measure (for the portion of target bonus attributable to such measure) ranging from 0% for meeting no objectives to 100% for meeting objectives. The payout for the achievement of the key corporate objectives will be capped at the target opportunity, with no upside earning potential for these performance measures alone, except as provided below.

The HRCC continues to believe that the use of EBITDA as the key financial measure for the annual cash bonus program will focus management’s attention on what the HRCC believes is the key financial driver of performance and is consistent with and supports the Company’s operational and strategic plans. In addition, if the Company achieves EBITDA in excess of the specified EBITDA level, the target bonus opportunity for the achievement of the corporate objectives performance measure may be increased by up to 150%. Total payout opportunity under the 2010 bonus program will range from 0% to 150% of target-level performance.

In terms of the Company’s financial performance, the EBITDA performance goals will be achieved through sales growth, expense management, continued enhancements in operational efficiencies, gross margin improvement and continuing to build the Company’s capabilities in sales, marketing and merchandising. In light of the macro-economic environment and the continuing competitive challenges facing the luxury retail sector, the HRCC believes that the EBITDA performance measure for 2010 (which is largely dependent upon sales and gross margin performance) is attainable but could be somewhat difficult to achieve. The HRCC believes that the key corporate objectives are demanding but more likely to be achieved since they are less dependent upon the external environment.

Long-Term Incentive Awards

The Company provides long-term incentives principally in the form of performance share, performance unit, stock option and restricted stock awards. Pursuant to Board policy, the HRCC does not “re-price” stock option awards in the event the market price of the Company’s stock declines. Most stock option awards vest in equal installments over four years, and the awards generally expire after seven years. Unvested stock option awards generally are forfeited if the executive’s employment is terminated. The HRCC believes that a combination of performance share awards, performance unit awards and restricted stock awards as part of the annual grant encourages the Company’s executive officers to focus on achievement of key financial and strategic objectives, facilitates share ownership and reinforces the alignment of management’s interests with that of shareholders, while also rewarding and retaining key executive officers and employees.

2009 Annual Awards under the Long-Term Incentive Program

On February 26, 2009, the Named Executive Officers received a mix in value of performance shares, performance units and restricted stock awards as part of the annual grants made to executive officers. Only the Chief Executive Officer was awarded stock options in 2009. These awards were approved by the HRCC and granted in accordance with our “Policy and Procedures for the Granting of Equity Awards.”

For the 2009 performance share and performance unit programs for the executive officers, the HRCC established the following performance measures: EBITDA, at specified levels (33.3% weight); achievement of a specified level of the 2009 expense reduction plan (33.3% weight); and the accomplishment of key corporate objectives (33.3% weight). The HRCC continues to believe that EBITDA, combined with other strategic measures, are appropriate measures of management’s performance against goals and objectives designed to ensure balance between short- and long-term focus in order to create sustained performance and shareholder value. In addition, the HRCC added expense reduction as a corporate objective given the importance of managing expenses during the difficult macro-economic environment in 2009.

The HRCC awarded the target number of performance shares indicated in the table below to the Named Executive Officers under the 2009 performance share program subject to the achievement of the specified performance measures noted above. Provided that at least a threshold level of performance was achieved, the actual number of performance shares earned by the Named Executive Officers ranged from the threshold number of performance shares to the target number of performance shares to be determined based on the Company’s and the Named Executive Officer’s performance against the specified performance measures during 2009. No upside opportunity was provided if target performance was exceeded. The following table sets forth the original threshold and target levels as well as the actual payout based upon the achievement levels discussed above:

Name	Threshold Number of Shares	Value of Threshold Number of Shares (1)	Target Number of Shares	Value of Target Number of Shares (1)	Actual Payout Number of Shares	Value of Actual Payout Number of Shares (1)
Stephen I. Sadove	83,334	$196,668	250,000	$590,000	250,000	$590,000
Kevin G. Wills	33,227	$78,416	99,681	$235,247	99,681	$235,247
Ronald L. Frasch	53,164	$125,467	159,490	$376,396	159,490	$376,396
Christine A. Morena	13,956	$32,936	41,866	$98,804	41,866	$98,804
Jennifer de Winter	13,956	$32,936	41,866	$98,804	41,866	$98,904

(1)	Based on a closing price of $2.36 per share of common stock on February 26, 2009.

The HRCC also awarded the target number of performance units, valued at $1.00 per unit and to be settled in cash only, subject to the achievement of the established performance measures noted above. Provided that at least a threshold level of performance is achieved, the actual number of performance units earned by the Named Executive Officers ranged from the threshold number of performance units to the target number of performance shares to be determined based on the Company’s and the Named Executive Officer’s performance against the specified performance measures during 2009. Similar to the performance shares, no upside opportunity was provided if target performance is exceeded. The following table sets forth the threshold and target levels as well as the actual payout based upon the achievement levels discussed above:

Name	Threshold Number of Units	Value of Threshold Number of Units	Target Number of Units	Value of Target Number of Units	Actual Payout Number of Units	Value of Actual Payout Number of Units
Stephen I. Sadove	675,250	$675,250	2,025,750	$2,025,750	2,025,750	$2,025,750
Kevin G. Wills	69,444	$69,444	208,333	$208,333	208,833	$208,333
Ronald L. Frasch	111,111	$111,111	333,333	$333,333	333,333	$333,333
Christine A. Morena	29,167	$29,167	87,500	$87,500	87,500	$87,500
Jennifer de Winter	29,167	$29,167	87,500	$87,500	87,500	$87,500

Each performance share and performance unit award was granted in accordance with the 2004 Incentive Plan. Any earned performance shares are subject to an additional two-year restriction period. Any earned performance units will be settled in cash only and will be payable 50% on November 5, 2010 and 50% on November 5, 2011.

As part of the annual equity grants approved by the HRCC in 2009, the Named Executive Officers were also awarded time-based restricted stock. These restricted stock awards were intended to provide the Named Executive Officers with the opportunity to build additional share ownership and to aid in the retention of those executive officers. These awards were approved by the HRCC and granted in accordance with our “Policy and Procedures for the Granting of Equity Awards.” These awards are reflected in the “Stock Awards” Column of the Summary Compensation Table on page 49 of this proxy statement.

Name	Number of Restricted Shares	Value of Restricted Shares (1)
Stephen I. Sadove	250,000	$590,000
Kevin G. Wills	99,681	$235,247
Ronald L. Frasch	159,490	$376,396
Christine A. Morena	91,866	$216,804
Jennifer de Winter	41,866	$98,804

(1)	Based on a closing price of $2.36 per share of common stock on February 26, 2009.

In 2009, only the Chief Executive Officer was granted options to purchase 650,000 shares of common stock by the HRCC at an exercise price of $2.36 (the NYSE closing price of the common stock on the grant date in accordance with our “Policy and Procedures for the Granting of Equity Awards”). In 2009, in an effort to balance recent long-term incentive grant practices with share limit constraints and utilization factors, the HRCC decided that the Chief Executive Officer would be the only executive to receive an option award. The stock option grant was made in accordance with the 2004 Incentive Plan. The options will vest in equal annual installments over four years and expire after seven years from the grant date. This award is reflected in the “Option Awards” Column of the Summary Compensation Table on page 49 of this proxy statement.

2010 Annual Awards under the Long-Term Incentive Program

On February 25, 2010, the Named Executive Officers received a mix in value of performance shares, performance units and restricted stock awards as part of the annual grants made to executive officers. For 2010 stock options were not recommended for the Named Executive Officers. As recommended by Cook, the HRCC decided not to grant stock options to the Chief Executive Officer in 2010 due to share utilization factors and in the interests of aligning the senior team under a uniform long-term incentive design philosophy. These awards were approved by the HRCC and were awarded under the 2009 Long-Term Incentive Plan and in accordance with our “Policy and Procedures for the Granting of Equity Awards.”

In establishing long-term incentive targets for 2010, the HRCC reviewed survey data but also took into consideration emerging trends.

For the 2010 performance share and performance unit programs for the executive officers, the HRCC established the following performance measures: EBITDA, at specified levels (75% weight) and the accomplishment of key corporate objectives (25% weight). The HRCC continues to believe that EBITDA, combined with other strategic measures, are appropriate measures of management’s performance against goals and objectives designed to ensure balance between short- and long-term focus in order to create sustained performance and shareholder value. In addition, the HRCC added achievement of corporate objectives given the importance of executing specific projects that better position the Company for the future.

The HRCC awarded the target number of performance shares indicated in the table below to the Named Executive Officers under the 2010 performance share program subject to the achievement of the specified performance measures noted above. Provided that at least a threshold level of performance is achieved, the actual number of performance shares earned by the Named Executive Officers will range from the threshold number of performance shares to the target number of performance shares to be determined based on the Company’s and the Named Executive Officer’s performance against the specified performance measures during 2010. No upside opportunity is provided if target performance is exceeded.

Name	Threshold Number of Shares	Value of Threshold Number of Shares	Target Number of Shares	Value of Target Number of Shares (1)
Stephen I. Sadove	58,129	$418,529	186,012	$1,339,286
Kevin G. Wills	9,689	$69,761	31,002	$223,214
Ronald L. Frasch	15,502	$111,615	49,604	$357,148
Christine A. Morena	4,070	$29,304	13,021	$93,751
Jennifer de Winter	4,651	$33,488	14,881	$107,143

(1)	Based on a closing price of $7.20 per share of common stock on February 25, 2010.

The HRCC awarded the target number of performance units, valued at $1.00 per unit and to be settled in cash only, indicated in the table below to the Named Executive Officers under the 2010 performance unit program subject to the achievement of the established performance measure noted above. Provided that at least a threshold level of performance is achieved, the actual number of performance units earned by the Named Executive Officers will range from the threshold number of performance units to the target number of performance units to be determined based on the Company’s and the Named Executive Officer’s performance against the specified performance measures during 2010. Similar to the performance shares, no upside opportunity is provided if target performance is exceeded.

Name	Threshold Number of Units	Value of Threshold Number of Units	Target Number of Units	Value of Target Number of Units
Stephen I. Sadove	390,625	$390,625	1,250,000	$1,250,000
Kevin G. Wills	65,105	$65,105	208,334	$208,334
Ronald L. Frasch	104,167	$104,167	333,334	$333,334
Christine A. Morena	27,344	$27,344	87,500	$87,500
Jennifer de Winter	31,250	$31,250	100,000	$100,000

Each performance share and performance unit award was made in accordance with the 2009 Incentive Plan. Any earned performance shares are subject to an additional two-year restriction period. Any earned performance units will be settled in cash only and will be payable 50% on November 5, 2011 and 50% on November 5, 2012.

As part of the annual equity grants approved by the HRCC in 2010, the Named Executive Officers were also awarded time-based restricted stock. These restricted stock awards are intended to provide the Named Executive Officers with the opportunity to build additional share ownership and to aid in the retention of such executive officer. These awards were approved by the HRCC and granted on February 25, 2010 in accordance with our “Policy and Procedures for the Granting of Equity Awards.”

The HRCC granted the following restricted stock awards to the Named Executive Officers:

Name	Number of Restricted Shares Granted	Value on Grant Date (1)
Stephen I. Sadove	186,012	$1,339,286
Kevin G. Wills	31,002	$223,214
Ronald L. Frasch	49,604	$357,148
Christine A. Morena	13,021	$93,751
Jennifer de Winter	14,881	$107,143

(1)	Based on a closing price of $7.20 per share of common stock on February 25, 2010.

Each award was made in accordance with the 2009 Long-Term Incentive Plan. The shares of restricted stock will vest 100% on the third anniversary of the grant date.

The table below sets forth the value of the annual awards granted in 2009 and 2010.

Name	Value of Performance Shares (1)	Value of Restricted Shares (1)	Value of Stock Options (2)	Value of Performance Units	Total 2009 Value Granted
Stephen I. Sadove	$590,000	$590,000	$747,500	$2,025,750	$3,953,250
Kevin G. Wills	$235,247	$235,247	—	$208,333	$678,827
Ronald L. Frasch	$376,396	$376,396	—	$333,333	$1,086,125
Christine A. Morena	$98,804	$216,804	—	$87,500	$403,108
Jennifer de Winter	$98,804	$98,804	—	$87,500	$285,108

(1)	Based on a closing price of $2.36 per share of common stock on February 26, 2009.
(2)

Based on the fair value. For additional information regarding the assumptions used to calculate the fair value of the stock options see Note (10) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2009.

Name	Value of Performance Shares (1)	Value of Restricted Shares (1)	Value of Performance Units	Total 2010 Value Granted
Stephen I. Sadove	$1,339,286	$1,339,286	$1,250,000	$3,928,572
Kevin G. Wills	$223,214	$223,214	$208,334	$654,762
Ronald L. Frasch	$357,148	$357,148	$333,334	$1,047,630
Christine A. Morena	$93,751	$93,751	$87,500	$275,002
Jennifer de Winter	$107,143	$107,143	$100,000	$314,286

(1)	Based on a closing price of $7.20 per share of common stock on February 25, 2010.

How Does Each Element of Pay Fit into the Overall Pay Objectives and Affect the Decisions Regarding the Other Elements?

The rationale for providing a mix of base salary, annual bonuses and long-term incentive awards is to maintain a competitive program of total compensation, to reinforce the achievement of the operating and strategic objectives of the Company and to align the interests of the Company’s executive officers with shareholders. In determining the amount of each component, the Company relies upon survey data to establish the market rate of compensation for the executive officer positions and then determines the mix of compensation such that total pay opportunity, when performance objectives are achieved, is at or above the median of the total compensation of the Company’s peer group. Mr. Sadove’s compensation reflects his role as Chief Executive Officer and is based upon the input and market analysis provided by Cook. Similarly, the other Named Executive Officers’ total compensation reflects the scope and responsibility of their positions and is commensurate with the market rates for these senior management positions as provided by the compensation data of The Hay Group.

The targeted level of compensation for Mr. Sadove is higher than that of the other Named Executive Officers and is reflective of the different scope of the role of the Chief Executive Officer versus the scope of positions reporting to the Chief Executive Officer and is reflective of the differences in market rates for these positions. The Company does not have a set differential that it establishes between various positions but rather determines the compensation for each role based upon scope of responsibility and market rates of compensation.

The mix of compensation is set such that base salary represents a smaller portion of total compensation than is represented by performance-based incentives. For example, the 2010 targeted mix of compensation for Mr. Sadove is 16% base salary, 24% annual bonus, 40% equity and 20% performance units (cash). In addition, 84% of Mr. Sadove’s pay is at-risk as it is contingent on vesting provisions, stock price and the Company’s achievement of financial and key corporate objectives.

Termination or Change in Control—Rationale for Triggers

The Company has entered into employment agreements with each of the Named Executive Officers and with certain other executive officers. These agreements generally provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the employment agreements. For the Named Executive Officers, upon a “Change in Control” (as defined in the agreements) of the Company, each may terminate his or her employment for “good reason.” Additional information regarding the employment agreements is found under the heading “Employment Agreements” below and a quantification of benefits that would have been received by the Named Executive Officers had termination occurred on January 30, 2010 is found under the heading “Potential Payments upon Termination or Change-in-Control” below. See “—Potential Payments upon Termination or Change in Control.”

The HRCC believes that these agreements are an important part of a competitive overall compensation arrangement for the Named Executive Officers. The HRCC also believes that these agreements will help to secure the continued employment and dedication of the Named Executive Officers, and mitigate concern that they might have regarding their continued employment prior to or following a change in control, thereby allowing the executive to focus his or her undivided attention to serving the interests of the Company. The HRCC also believes that these agreements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar agreements in place for their senior executives. Finally, the HRCC believes that these agreements are beneficial to the Company because, in consideration for these severance arrangements, the executives agree to non-competition and non-solicitation covenants for a period of time following termination of employment.

The payment of multiples of base salary and bonus and the accelerated vesting of stock options and payments under outstanding long-term awards are consistent with competitive practices for positions at the level of the Named Executive Officers. The potential amount of severance benefits an executive may receive in the event of a change in control did not influence the HRCC’s decisions regarding other compensation elements. The HRCC annually reviews the potential cost of these programs and closely evaluates the termination provisions in its equity awards; however, the potential amount of severance benefits an executive may receive has not influenced the HRCC’s decisions regarding setting compensation levels for a given year.

Does Saks have stock ownership guidelines for its executive officers?

Yes – in addition to rewarding performance and maintaining competitiveness in the market for top talent, our compensation programs provide the opportunity for executive officers to establish and maintain meaningful levels of share ownership, which is intended to align the economic interests of the Company’s shareholders, the Named Executive Officers and the Company’s other executive officers. To that end, we currently have in place the following share ownership guidelines, which are expressed as a multiple of annual base salary:

Chairman and Chief Executive Officer	5x or 500% of base salary
President and Executive Vice Presidents	1x or 100% of base salary
Group Senior Vice Presidents	0.5x or 50% of base salary

In determining compliance with these guidelines, share ownership includes shares owned outright by the executive (or by immediate family members) and unvested restricted stock as well as shares (or equivalent interests) held in our 401(k) Retirement Plan (the “401(k) Plan”), Employee Stock Purchase Program and the DCP. The Company’s “Securities Transaction Compliance and Blackout Policy for Directors, Executive Officers, Policy Committee Members and Other Designated Employees” prohibits its directors, executive officers and other employees from hedging the economic risks of share ownership resulting from the Company’s equity compensation programs.

There is no set time frame for achieving the targeted level of share ownership. However, until the ownership guidelines are satisfied, executives are required to hold 75% of the net shares (after satisfying withholding for taxes and the exercise price for stock option exercises) from the Company’s equity-based compensation programs. To monitor compliance with these guidelines, the Corporate Governance Committee annually reviews the share ownership of the Company’s executives.

Do the Company’s compensation policies and practices present a material risk to the Company?

Recent SEC regulations require that we assess the Company’s compensation policies and practices and determine whether those policies and practices are reasonably likely to result in a material adverse effect upon the Company. Based upon a review by the HRCC and management of our compensation policies and practices, we have determined that no such effect would be anticipated from our current compensation policies and practices.

The HRCC designs compensation policies and practices with features that mitigate risk without diminishing the incentive nature of the compensation. With respect to specific elements of compensation:

•	the Company provides a mix of both long- and short-term elements when delivering compensation

•	both the long- and short-term incentive plans are capped (as set forth on pg. 37)

•	both the long- and short-term incentive plans use a mix of measures:

•	the long-term plan incorporated three measures in 2009

•	the short-term plan measures are determined by function or department

•	each plan includes corporate, business unit specific and individual performance measures

•	the Company’s compensation programs use both cash and shares

•	the time horizons for both the long- and short-term plans are considered appropriate within the retail industry

•	the short-term plan is a one-year plan

•	the long-term plan uses a one-year performance period with a two-year hold period until vesting

•	the HRCC has final discretion on payouts under both the short- and long-term plans

•	the HRCC awaits the release of the Company’s Form 10-K prior to finalizing short- or long-term incentive payouts

•	the Board engages in its own risk oversight including a review of enterprise risk, Company strategy and internal control over financial reporting

•	the Board has overlapping memberships on Board committees

•	Committee Reports of all Board committees are made to the full Board at each regular Board meeting

•	the Company has in place stock ownership guidelines which restrict sales of equity by executive officers (as set forth on page 45)

•

the Company maintains a securities transaction compliance policy which requires executive officers, along with other restricted associates, to obtain permission to undertake any transaction in the Company’s common stock, even during an open trading period

•	the Company and the HRCC use outside compensation consultants.

What is the effect of accounting and tax treatments on compensation?

Although the accounting and tax treatment of executive compensation generally has not been a factor in the HRCC’s decisions regarding the amounts of compensation paid to our executive officers, it has been a factor in the compensation mix as well as the design of compensation programs. As further described below, for example, we have attempted to structure our compensation to maximize the tax benefits to the Company (e.g., deductibility for tax purposes). We also do not expect accounting treatment of differing forms of equity awards to vary significantly, and, therefore, accounting treatment is not expected to have a material effect on the HRCC’s future selection of differing types of equity awards.

Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid to those Named Executive Officers who are “covered employees,” unless the compensation constitutes “qualified performance-based compensation,” both as defined in Section 162(m). It is the HRCC’s intention to utilize performance-based compensation in order to maximize the deductibility of executive compensation. However, the Company believes that, to remain competitive, it must maintain a compensation program that will continue to attract, retain and reward the executive talent necessary to maximize shareholder return. As a consequence, the Company has in the past, and will in the future, pay compensation to one or more of the Named Executive Officers that exceeds $1 million and does not constitute qualified performance-based compensation, such as salary and time-vested restricted stock awards when the HRCC deems such payments to be in our best interests and those of our shareholders.

As noted above, we provide our Named Executive Officers with agreements that provide for certain payments and benefits that are triggered upon a change in control of Saks. These agreements also provide for tax protection in the form of a gross-up payment to reimburse the executive for excise tax under Internal Revenue Code Section 4999 above a certain threshold as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of excess parachute payment that is contingent upon a change in control. A payment as a result of a change in control must equal or exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The agreements provide for a gross up payment for the excise tax to the extent the parachute payments exceed 330% of the executive’s base amount. The intent of the tax gross-up is to provide a benefit without tax penalty to certain executives who are displaced in the event of a change in control. We believe that the provision of tax protection for certain of our executive officers was consistent with market practice at the time those agreements were entered into, is often a valuable executive talent retention provision and is consistent with the objectives of our overall executive compensation program. See “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the HRCC and what does it do?

The Human Resources and Compensation Committee or HRCC establishes the salaries and other compensation of the Chairman and Chief Executive Officer, the other executive officers named in the Summary Compensation Table and other selected senior executives of the Company. The HRCC also is charged with the responsibility to review and approve our executive compensation and benefits plans and policies, and the administration of all executive compensation programs, incentive compensation plans and equity-based plans currently in place at the Company. As it deems necessary, the HRCC engages independent compensation consultants and counsel to advise the HRCC on all matters related to the Chief Executive Officer and other executive compensation. The HRCC engages an independent consultant to conduct a competitive review of executive compensation, including long-term incentive compensation levels.

The HRCC met seven times in 2009. All seven of the HRCC meetings included an executive session with no Company employees present.

Are the members of the Human Resources and Compensation Committee “independent”?

Yes. It is comprised of five directors, all of whom are independent as determined in accordance with the NYSE’s listing standards and our Corporate Governance Guidelines.

What has the Human Resources and Compensation Committee done in recommending that our Compensation Discussion and Analysis (“CD&A”) be included in our proxy statement and Annual Report on Form 10-K?

The HRCC has reviewed and discussed the CD&A with management. Based on its review and discussions of the CD&A with management, the HRCC has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2009.

Who has furnished this report?

This report has been furnished by the members of the Human Resources and Compensation Committee:

Nora P. McAniff, Chair

Robert B. Carter

Donald E. Hess

Marguerite W. Kondracke

Christopher J. Stadler

Human Resources and Compensation Committee Interlocks and Insider Participation

None of the members of the HRCC serves or has ever served as an executive officer of the Company, and no relationships exist requiring disclosure under applicable regulations of the SEC. In addition, no executive officer of the Company has served on the compensation committee or board of directors of a company, any of whose executive officers served either on our Board or as a member of the HRCC.

Summary Compensation Table

The following table sets forth for 2009 total compensation for Stephen I. Sadove, Chief Executive Officer (“Principal Executive Officer”), Kevin G. Wills, Executive Vice President of Finance and Chief Financial Officer (“Principal Financial Officer”), and for the three most highly compensated executive officers other than the Principal Executive Officer and the Principal Financial Officer. As used in this Proxy Statement, the term “executive officer” has the meaning set forth in Rule 3b-7 under the Exchange Act.

Name and Principal Position	Year	Salary ($)	Bonus ($ )		Stock Awards ($) (1)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Stephen I. Sadove	2009	$1,015,534	—		$1,180,000	$747,500	(2)	$3,634,311	(3)	—	$91,274	(4)(5)(6)	$6,668,619
Chief Executive Officer	2008	$1,060,000	—		$3,000,008	$1,070,922		$298,125		—	$113,107		$5,542,162
	2007	$1,055,039	$98,910		$2,000,700	$1,538,981		$2,267,572		—	$1,141,275		$8,102,477

Kevin G. Wills	2009	$594,500	$250,000	(7)	$470,494	$—		$649,986	(3)	—	$149,687	(5)(8)	$2,114,667
Chief Financial Officer	2008	$611,250	—		$1,125,013	$133,866		$69,188		—	$139,161		$2,078,478
	2007	$562,148	$2,127,921		$1,789,819	$102,035		$473,106		—	$552,424		$5,607,453

Ronald L. Frasch	2009	$1,001,000	$250,000	(9)	$752,793	$—		$1,183,139	(3)	—	$37,571	(6)(10)	$3,224,503
President and Chief Merchandising Officer	2008	$1,050,000	—		$2,152,004	$535,461		$157,500		—	$43,739		$3,938,704
	2007	$1,050,000	$49,219		$3,583,520	$759,990		$1,128,369		—	$541,826		$7,112,924

Christine A. Morena	2009	$421,104	—		$315,608	$—		$310,957	(3)	—	$10,342	(11)	$1,058,011
Executive Vice President of Human Resources	2008	$432,969	—		$762,514	$93,708		$40,840			$6,102		$1,336,133

Jennifer de Winter	2009	$435,000	—		$197,608	$—		$318,332	(3)	—	$24,770	(12)	$975,710
Executive Vice President of Stores

(1)	The amounts shown in this column reflect the fair value of restricted stock and performance share awards granted in 2009, 2008, and 2007. The 2007 and 2008 award values were recalculated from amounts shown in prior Proxy Statements to reflect their grant date fair values in accordance with current SEC disclosure requirements. The fair value of restricted stock and performance share awards is based on the market value of the Company’s common stock on the date of grant. Amounts for performance shares are based on the probable outcome of the operational objectives and financial measurements on the date of grant. Actual amounts earned are based on achieving these operational objectives and financial measurements and are determined by the HRCC at the end of the applicable performance period. For 2007 and 2009, performance shares were earned based on the applicable performance criteria for those years. For 2009, no maximum payout value is disclosed as performance shares and performance units earned cannot exceed target. For 2008, no shares were earned as the performance criteria were not met.
(2)	The amount shown relates to the fair value of option awards granted in 2009. For additional information regarding the assumptions used to calculate the fair value of the stock options see Note (10) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2009.
(3)	The amounts shown for 2009 reflect cash bonuses as well as performance units that will be settled in cash. Cash bonuses are awarded to the Named Executive Officers under the Company’s 2007 Senior Executive Bonus plan for the achievement of specified performance measures, including key financial metrics and corporate objectives. Cash bonuses for 2009 are as follows: Mr. Sadove $1,608,561; Mr. Wills $441,653; Mr. Frasch $849,806; Ms. Morena $223,457; and Ms. de Winter $230,832. The value of the performance units to be settled in cash for each executive is as follows: Mr. Sadove $2,025,750; Mr. Wills $208,333; Mr. Frasch $333,333; Ms. Morena $87,500; and Ms. de Winter $87,500. The performance units vest in two equal installments on November 5, 2010 and November 5, 2011.
(4)	Includes (i) personal airplane use of $47,160; (ii) use of Company vehicle lease and driver of $17,295; (iii) tax/financial/legal services of $22,500; (iv) a supplemental long-term disability insurance premium; and (v) excess life insurance.
(5)	The amounts shown for the use of the corporate aircraft are based on the incremental cost to the Company as a result of personal flight activity. The following items are taken into account in determining the variable cost for the number of flight hours used: fuel, maintenance labor, parts, landing/parking, crew travel, and supplies/catering.

(6)	The amounts shown for the personal use of the automobile are based on the incremental cost to the Company. Since the automobile is used for both personal and business purposes, the percentage of personal use is calculated and applied to the lease and driver expenses.
(7)	The amount shown is a discretionary bonus that will vest in two equal installments on April 9, 2010 and April 9, 2011.
(8)	Includes (i) residence lease of $47,123; (ii) gross up for taxes (related to residence lease, commuting expenses) of $60,790; (iii) commuting expenses of $29,310; (iv) personal airplane use of $11,347; (v) a supplemental long-term disability insurance premium; and (vi) excess life insurance.
(9)	The amount shown is a retention bonus granted on February 27, 2007, which was paid on April 10, 2009.
(10)	Includes (i) use of Company vehicle lease and driver of $26,246; (ii) tax/financial/legal services of $10,568; and (iii) excess life insurance.
(11)	Includes (i) tax/financial/legal services and (ii) excess life insurance.
(12)	Includes (i) 2006 dividend paid on restricted stock that vested on May 2, 2009 of $24,000, (ii) a supplemental long-term disability insurance premium, and (iii) excess life insurance.

Grants of Plan-Based Awards—2009

The following table provides information regarding grants of awards and possible payouts under the Company’s 2009 annual bonus program, performance unit and performance share program and other equity awards in 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($ /sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(1)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(1)	Target (#)	Maximum (#)
Stephen I. Sadove	2/26/2009	—	—	—	83,334	250,000	250,000	—	—	—	$590,000
	2/26/2009	—	—	—	—	—	—	250,000	—	—	$590,000
	2/26/2009	—	—	—	—	—	—	—	650,000	$2.36	$747,500
		$1,414,600	$3,504,450	$4,983,150	—	—	—	—	—	—	—

Kevin G. Wills	2/26/2009	—	—	—	33,227	99,681	99,681	—	—	—	$235,247
	2/26/2009	—	—	—	—	—	—	99,681	—	—	$235,247
		$273,932	$617,308	$821,796	—	—	—	—	—	—	—

Ronald L. Frasch	2/26/2009	—	—	—	53,164	159,490	159,490	—	—	—	$376,396
	2/26/2009	—	—	—	—	—	—	159,490	—	—	$376,396
		$501,711	$1,114,533	$1,895,733	—	—	—	—	—	—	—

Christine A. Morena	2/26/2009	—	—	—	13,956	41,866	41,866	—	—	—	$98,804
	2/26/2009	—	—	—	—	—	—	91,866	—	—	$216,804
		$132,628	$294,422	$501,344	—	—	—	—	—	—	—

Jennifer de Winter	2/26/2009	—	—	—	13,956	41,866	41,866	—	—	—	$98,804
	2/26/2009	—	—	—	—	—	—	41,866	—	—	$98,804
		$136,042	$301,250	$515,000	—	—	—	—	—	—	—

(1)	If multiple performance measures were used to calculate an award, the threshold amount shown in the table assumes achievement of each performance measure at the threshold level.
(2)	See Note (10) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2009 for a discussion of the assumptions used to determine the grant date fair value of stock options.
(3)	Amounts include the possible 2009 bonus payouts under the Company’s 2007 Senior Executive Bonus Plan and the value of the performance units granted during 2009.

Awards in 2009

As discussed in “Compensation Discussion and Analysis,” the Company emphasized performance-based awards in 2009.

The “Estimated Possible Payouts Under Non-Equity Incentive Awards” columns of the “Grants of Plan-Based Awards—2009” table include the threshold, target and maximum-level payments of the 2009 annual cash bonuses associated with the annual bonus plans and the performance units that are settled in cash and the performance units granted under the 2009 Long-Term Incentive Plan that are settled in cash that could have been awarded to each of the Named Executive Officers in 2009. The Company’s 2009 annual bonus program was designed to reward the achievement of key financial metrics and corporate initiatives. For the 2009 annual cash bonus, the HRCC established the following performance measures for each of the Named Executive Officers: an EBITDA target (50%), an expense reduction target (25%) and the achievement of key corporate objectives (25%). Based on the Company’s performance against the established performance measures for the 2009 annual cash bonus program, each Named Executive Officer received 106% of his or her target bonus award. For additional information regarding the 2009 annual cash bonuses, see “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Bonuses.”

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards—2009” table show the potential payout under the 2009 performance share program for each of the Named Executive Officers according to the level of performance achieved in 2009. The HRCC approved the same performance measures used to determine bonus awards under the 2009 annual cash bonus program for the 2009 performance share program. The performance shares were issued in accordance with the 2009 Incentive Plan. The performance share awards are based on a one-year performance period and are also subject to a two-year restriction period once they have been earned. Based on the Company’s performance against the targeted level of the performance measures, the Named Executive Officers earned 100% of their performance shares for the 2009 performance period. For additional information regarding the 2009 performance share program, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Programs—2009 Annual Awards under the Long-Term Incentive Program.”

Outstanding Equity Awards at Fiscal Year-End—2009

The following table provides information regarding stock options, restricted stock and performance shares held by each of the Named Executive Officers at January 30, 2010. For information regarding performance share awards earned in 2009, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Programs.”

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	Exercisable	Unexercisable
Stephen I. Sadove	5,164	—		$6.14	06/21/10	403,875	(2)	$2,600,955	250,000	(3)	$1,610,000
	5,164	—		$6.58	06/13/11
	101,250	101,250		$19.76	03/09/14
	57,516	172,546		$13.04	03/06/15
	—	650,000	(4)	$2.36	02/26/16

Kevin G. Wills	6,563	6,562		$20.31	05/04/14	201,885	(5)	$1,300,139	99,681	(3)	$641,946
	7,190	21,568		$13.04	03/06/15

Ronald L. Frasch	50,000	50,000		$19.76	03/09/14	381,990	(6)	$2,460,016	234,490	(7)	$1,510,116
	28,758	86,273		$13.04	03/06/15

Christine A. Morena	7,500	7,500		$19.76	03/09/14	159,932	(8)	$1,029,962	41,866	(3)	$269,617
	5,033	15,098		$13.04	03/06/15

Jennifer de Winter	3,750	3,750		$19.76	03/09/14	149,350	(9)	$961,814	41,866	(3)	$269,617
	3,235	9,706		$13.04	03/06/15

(1)	Based on the NYSE closing price as of January 29, 2010 of $6.44.
(2)	Consists of (i) 2,000 shares of restricted stock awards which will vest upon retirement; (ii) 151,875 performance shares granted on March 9, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on March 8, 2010, and (iii) 250,000 shares of restricted stock granted on February 26, 2009 which will vest on February 26, 2012.
(3)	Consists of maximum performance shares granted on February 26, 2009, the earning of which is based on achievement of 2009 Company performance criteria.
(4)	Stock option award vesting in four equal annual installments commencing on February 26, 2010.
(5)	Consists of (i) 25,000 shares of phantom stock granted on April 17, 2007, which are the economic equivalent of one share of common stock per phantom share, which will vest on May 4, 2010; (ii) 19,688 performance shares granted on April 17, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on April 16, 2010; (iii) 57,516 shares of restricted stock granted on March 6, 2008 which will vest in three equal annual installments commencing on the third anniversary of the date of grant; and (iv) 99,681 shares of restricted stock granted on February 26, 2009 which will vest on February 26, 2012.
(6)	Consists of (i) 97,500 performance shares granted on March 9, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on March 9, 2010; (ii) 75,000 shares of restricted stock granted on July 25, 2007 which will vest in three equal annual installments commencing on the third anniversary of the date of grant; (iii) 50,000 shares of restricted stock granted on March 6, 2008 which will vest in three equal annual installments commencing on the third anniversary of the date of grant; and (iv) 159,490 shares of restricted stock granted on February 26, 2009 which will vest on February 26, 2012.

(7)	Consists of (i) 75,000 performance shares granted on July 25, 2007 which will vest in three annual installments commencing on the third anniversary of the date of grant based on the average annual compound growth rate of the price of the Company’s common stock and (ii) 159,490 maximum performance shares granted on February 26, 2009, the earning of which is based on achievement of 2009 performance criteria.
(8)	Consists of (i) 15,000 performance shares granted on January 2, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three year restriction period ending on March 9, 2010; (ii) 2,222 shares of restricted stock granted on March 9, 2007 which will vest on March 8, 2010; (iii) 12,500 performance shares granted on March 9, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on March 8, 2010; (iv) 38,344 shares of restricted stock granted on March 6, 2008 which will vest in three equal annual installments commencing on the third anniversary of the date of grant; (v) 41,866 shares of restricted stock granted on February 26, 2009 which will vest on February 26, 2012; and (vi) 50,000 shares of restricted stock granted on February 26, 2009 which will vest in two equal annual installments commencing on the third anniversary of the date of grant.
(9)	Consists of (i) 6,000 shares of restricted stock granted on May 2, 2006 which vest on May 2, 2010; (ii) 5,625 performance shares granted on March 9, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on March 8, 2010; (iii) 95,859 shares of restricted stock granted on March 6, 2008 which will vest in three equal annual installments commencing on the third anniversary of the date of grant; and (iv) 41,866 shares of restricted stock granted on February 26, 2009 which will vest on February 26, 2012.

Option Exercises and Stock Vested—2009

The following table provides information regarding the exercise of stock options by the Named Executive Officers during 2009 and the vesting of restricted stock awards held by the Named Executive Officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen I. Sadove	25,823	$20,390	—		—
Kevin G. Wills	—	—	25,000	(1)	$129,500
Ronald L. Frasch	—	—	—		—
Christine A. Morena	—	—	10,000		$65,600
Jennifer de Winter	25,823	$20,612	6,000		$30,120

(1)	On May 4, 2009, Mr. Wills vested in 25,000 shares of phantom stock, which are the economic equivalent of one share of common stock per phantom share.

Nonqualified Deferred Compensation—2009

For the Named Executive Officers participating in the Saks Incorporated Deferred Compensation Plan, or DCP, the following table provides information regarding executive and Company contributions, plan earnings, withdrawals and distributions during 2009, and aggregate DCP balances at January 30, 2010.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)
Stephen I. Sadove	—	—	$801,411	$(285,111)	$3,773,919
Kevin G. Wills	—	—	$2,357	—	$11,796
Ronald L. Frasch	—	—	$5,086	—	$25,454
Christine A. Morena	—	—	$1,034	—	$5,174
Jennifer de Winter	—	—	$1,182	—	$8,611

(1)	These amounts are shown as “Salary,” “Bonus,” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	In 2009, the Company suspended the Company matching contributions to the 401(k) Plan and the lost matching contributions amounts into the DCP in conjunction with the Company’s expense reduction initiatives.
(3)	Aggregate earnings reflect (i) appreciation/depreciation in the price of the common stock to the extent the Named Executive Officer’s DCP balance is credited with gains and losses as if invested in the common stock, and (ii) all other earnings with respect to the Named Executive Officer’s DCP balance.
(4)	The Named Executive Officers received distributions in connection with the following: (i) the deferral of a restricted stock grant by Mr. Sadove in 2004.

The DCP is a nonqualified deferred compensation plan pursuant to which a full-time salaried employee, who is designated as eligible to participate by the HRCC, may elect to defer, on a pre-tax basis, up to 90% of base salary and up to 100% of their annual bonuses. Non-employee directors of the Company are also eligible to participate in the DCP and may elect to defer, on a pre-tax basis, up to 100% of their retainers and attendance fees. The HRCC, in its discretion, may also permit a participant to defer compensation payable in the form of a grant of common stock. The Company may, at the discretion of the Board, also make matching employer contributions and other employer contributions to the DCP on behalf of participants. The DCP allows participants to defer compensation and/or stock grants into either a retirement class share (payable at retirement) or in-service class share (payable while employed, based on the beginning payout date selected) account. Participants can elect to have payments from either of these accounts made in either a one-time lump sum distribution or in annual installments. Participants elect the year in which in-service class share installments are to commence.

Amounts deferred under the DCP are credited with earnings associated with hypothetical investment options elected by the participant from a variety of investment funds. Deferred grants of shares of common stock are credited with gains and losses as if such amounts were invested in shares of common stock. Any dividends that would be credited to shares of common stock are deemed to be reinvested in additional shares. Participants have a one-time election opportunity to transfer amounts that are deemed to be invested in shares of common stock to other investment options available under the plan.

Under the DCP, distributions cannot commence sooner than twelve months from the end of the period in which the income has been deferred. In the event of a financial hardship, a participant can elect to receive a distribution in advance of the previously elected distribution date. Distributions are generally made as soon as possible after January 31, based on the account value as of the last business day in January. Distributions of a participant’s entire account balance will occur in the event of termination of employment, permanent disability, or death.

The DCP is “unfunded” for tax purposes. As a consequence, participant account balances maintained under the DCP are merely bookkeeping entries that measure the Company’s obligation to the plan participants.

Employment Agreements

During 2010, all of the Named Executive Officers were employed pursuant to agreements with the Company. On July 31, 2007, the Company entered into employment agreements with Messrs. Sadove and Frasch. Mr. Sadove’s employment agreement, as amended, continues until terminated in accordance with its terms and provides for a salary of not less than $985,800 per year, an annual bonus having a target value of not less than 150% of salary, an annual long-term equity incentive award having a target value of not less than $3,375,000 and other benefits, including transportation services, reimbursement for financial and tax planning services and annual physical examinations and five weeks of paid vacation per calendar year. Mr. Frasch’s employment agreement, as amended, which continues until terminated in accordance with its terms, provides for a salary of not less than $976,500 per year, an annual bonus having a target value of not less than 75% of salary, an annual long-term equity incentive award having a target value of not less than $1,000,000, other benefits similar to those of Mr. Sadove and two special equity awards. The special equity awards consist of: i) 75,000 shares of restricted stock vesting in three equal annual installments commencing on the third anniversary of the date of grant and ii) 75,000 performance shares vesting in three installments commencing on the third anniversary of the date of grant based on the average annual compound growth rate of the price of the common stock.

On April 17, 2007, the Company and Mr. Wills entered into an employment agreement. The employment agreement, as amended, which has no term, provides for a base salary of not less than $584,250 per year and an annual bonus having a target value of not less than 60% of base salary, with a $150,000 guaranteed minimum bonus for the Company’s 2007 fiscal year. The agreement also provided that until November 2009 Mr. Wills would be reimbursed for the costs (grossed up for taxes) of temporary housing in New York City and air travel to and from Birmingham, Alabama (the former headquarters of the Company). This contract provision expired in November 2009. In addition, under the agreement the Company awarded Mr. Wills 13,125 performance shares pursuant to the 2004 Incentive Plan with respect to 2007, 13,125 stock options, and 75,000 phantom shares, and cancelled 10,000 unvested shares of restricted stock. The performance shares have a one-year performance period, and earned shares are subject to a two-year restriction period, and include performance targets and performance measures determined by the HRCC. The stock options vest in four equal consecutive annual installments of whole shares beginning on May 4, 2008 and the phantom shares are payable in cash within five business days after each of May 4, 2008, May 4, 2009 and May 4, 2010. In consideration of Mr. Wills’ execution and delivery of his employment agreement and the cancellation of his prior employment agreement, dated June 8, 2006, the Company made a one-time payment to Mr. Wills of $2,127,921. The Company may terminate Mr. Wills’ employment agreement at any time without cause and Mr. Wills may terminate the employment agreement for good reason.

Each of the other Named Executive Officers has employment agreements with the Company which set forth such Named Executive Officer’s minimum base salary, bonus potential, entitlement to participate in the Company’s benefit plans, equity awards, severance benefits and change-in-control protections. The minimum base salaries for the other Named Executive Officers specified in their employment agreements, as amended, are: Ms. de Winter, $427,500 and Ms. Morena, $413,843.75. Each of Ms. de Winter’s and Ms. Morena’s employment agreement provides for an annual bonus opportunity having a target value of not less than 50% of base salary. Ms. de Winter’s bonus target was increased to 60% of base salary in April 2010.

As indicated previously, each of the Named Executive Officers agreed, pursuant to amendments to their employment agreements, effective June 1, 2009, to reductions in their minimum base salaries as set forth in their employment agreements: Mr. Sadove from $1,060,000 to $985,800; Mr. Frasch from $1,050,000 to $976,500; Mr. Wills from $600,000 to $584,250; Ms. de Winter from $450,000 to $427,500; Ms. Morena from $425,000 to $413,843.75 (amounting to reductions from base salaries then in effect of 7% in the case of Messrs. Sadove and Frasch and 5% in the case of others).

In addition to the compensation and benefits described above, each of the Named Executive Officers are entitled to reimbursement for annual financial and tax planning services and tax preparation services, receive payment for the cost of annual physical examinations, participate in each employee benefit plan and receive each benefit that the Company provides to senior executives at the level of each Named Executive Officer’s position. Mr. Sadove is also entitled to transportation or a transportation allowance. Each of the employment agreements of Messrs. Sadove and Frasch and Ms. de Winter and Ms. Morena provides that if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as defined in each of the employment agreements), the executive would be entitled to receive:

•	two times salary and one times target bonus (at levels in effect prior to amendments executed in 2009), payable in 24 equal monthly installments;

•	the bonus earned for the prior fiscal year if not yet paid;

•	a prorated bonus for the fiscal year in which the termination occurs if such termination occurs in the second six months of such fiscal year;

•	pro-rata vesting of equity awards, except for earned performance shares, which vest in full;

•	reimbursement for the cost of medical coverage for the executive and his or her dependents for 18 months; and

•	the Company’s normal associate discount for the executive’s lifetime.

In these circumstances, performance units also vest in full.

Each of the employment agreements also provides that if the executive’s employment is terminated without cause or for good reason in anticipation of, upon or following a “change in control” (as defined in each of the agreements), the executive would be entitled to receive the payments and benefits described above, except:

•

the severance payment would be paid in a lump sum and, in the case of Mr. Sadove, would be equal to two times salary (at levels in effect prior to amendments executed in 2009) and two times target bonus if the termination occurs in the calendar year in which the change in control occurs or in either of the next two calendar years, and two times salary (at levels in effect prior to amendments executed in 2009) and one times target bonus if the termination occurs thereafter, and, in the case of Mr. Frasch and Ms. de Winter and Ms. Morena, two times base salary (at levels in effect prior to amendments executed in 2009) and one times target bonus;

•	the prorated bonus for the fiscal year in which the termination occurs would be paid, irrespective of whether the termination occurs in the first or second six months of such fiscal year; and

•

unless equity awards vested in full upon a change in control in which the shareholders of the Company received consideration other than publicly-traded common stock, equity awards would vest in full upon such termination of employment, except for Mr. Frasch’s two special equity awards which would vest pro rata plus one year of additional vesting. Equity awards also would vest in full in the event of termination due to retirement on or after age 65, death or disability, except for Mr. Frasch’s special equity awards which would vest pro rata.

If Mr. Wills’ employment agreement is terminated without cause or he terminates the agreement for “good reason” as defined under the agreement, the Company will pay Mr. Wills an amount equal to two times his base salary and one times target bonus potential, and all unvested phantom shares, unvested stock options, and unvested restricted stock awards will vest on a pro rata basis and all earned but unvested performance awards will fully vest. If termination without cause occurs in anticipation of, or upon or following, a change in control or Mr. Wills terminates his employment for good reason, the Company will pay Mr. Wills an amount equal to three times his base salary (two times if termination occurs after April 17, 2012) and one times target bonus potential, and all unvested phantom shares, unvested stock options, unvested restricted stock, and earned but unvested performance share awards, and the target amount of unearned and unvested performance share awards, will fully vest. If Mr. Wills’ employment is terminated without cause or for good reason, Mr. Wills is also entitled to (i) participate in the Company’s medical plan with family coverage, for 18 months from the date of termination and, if he has not obtained equivalent medical coverage at the end of the 18-month period, the Company will pay to him a lump sum amount, not to exceed $250,000, sufficient to enable him to obtain equivalent medical coverage for an additional 18-month period, and (ii) outplacement services for a six-month period. In addition, Mr. Wills would be entitled to receive the normal associate discount in effect from time to time applicable to active associates of the Company or its successors.

For information concerning the benefits to which a Named Executive Officer may become entitled to receive after a change in control, see “Executive Compensation—Potential Payments upon Termination or Change in Control.” The determination of the payments amounts and benefits to the Named Executive Officers upon termination or change in control is based upon an analysis of competitive practices for such payments for positions at the level of the Named Executive Officers.

Each of the employment agreements also provides for specified gross-up payments for excise taxes incurred under Section 4999 of the Code to the extent the parachute payments exceed 330% of the executive’s base amount as determined under Section 280G of the Code. The employment agreements also provide for a confidentiality obligation, non-disparagement, non-solicitation and non-competition obligations for 12 months following termination of employment, the advancement of attorneys’ fees in the event of a dispute under the employment agreement and an obligation to cooperate with the Company following termination of employment in consideration for the payment of $4,000 per day ($375 per hour in the case of Mr. Wills).

Potential Payments upon Termination or Change in Control

The following table quantifies benefits that would have been payable to each Named Executive Officer under the scenarios set forth below as if the Named Executive Officer’s employment had terminated on January 30, 2010.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good	Retirement	Death	Disability	Termination without Good Reason	Termination For Cause
Stephen I. Sadove	Severance pay (1)	$3,710,000	$5,300,000	$—	$—	$—	$—	$—
	Bonus pay	$1,478,700	$1,478,700	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$4,248,144	$6,862,955	$6,862,955	$6,862,955	$6,862,955	$—	$—
	Accelerated performance units (3)	$1,870,000	$2,025,750	$2,025,750	$2,025,750	$2,025,750	$—	$—
	Health care benefits continuation (4)	$35,288	$35,288	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$11,342,482	$15,702,693	$8,888,705	$8,888,705	$8,888,705	$—	$—

Kevin G. Wills	Severance pay (1)	$1,660,500	$2,275,500	$—	$—	$—	$—	$—
	Bonus pay	$—	$—	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$1,144,401	$1,942,085	$—	$1,942,085	$1,942,085	$—	$—
	Accelerated performance units (3)	$192,351	$208,333	$208,333	$208,333	$208,333	$—	$—
	Health care benefits continuation (4)	$17,130	$17,130	$—	$—	$—	$—	$—
	Outplacement services (5)	$15,000	$15,000	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$3,029,382	$4,458,048	$208,333	$2,150,418	$2,150,418	$—	$—

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good	Retirement	Death	Disability	Termination without Good Reason	Termination For Cause
Ronald L. Frasch	Severance pay (1)	$2,940,000	$2,940,000	$—	$—	$—	$—	$—
	Bonus pay	$781,200	$781,200	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$2,686,685	$3,890,674	$2,686,685	$2,686,685	$2,686,685	$—	$—
	Accelerated performance units (3)	$307,762	$3,333,333	$333,333	$333,333	$333,333	$—	$—
	Health care benefits continuation (4)	$17,130	$17,130	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$2,316,833	$—	$—	$—	$—	$—
	Total	$6,732,777	$13,279,170	$3,020,018	$3,020,018	$3,020,018	$—	$—

Christine A. Morena	Severance pay (1)	$1,089,063	$1,089,063	$—	$—	$—	$—	$—
	Bonus pay	$206,922	$206,922	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$744,492	$1,299,579	$1,299,579	$1,299,579	$1,299,579	$—	$—
	Accelerated performance units (3)	$80,788	$87,500	$87,500	$87,500	$87,500	$—	$—
	Health care benefits continuation (4)	$—	$—	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$2,121,264	$2,683,064	$1,387,079	$1,387,079	$1,387,079	$—	$—

Jennifer de Winter	Severance pay (1)	$1,125,000	$1,125,000	$—	$—	$—	$—	$—
	Bonus pay	$213,750	$213,750	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$710,714	$1,231,431	$1,231,431	$1,231,431	$1,231,431	$—	$—
	Accelerated performance units (3)	$80,788	$87,500	$87,500	$87,500	$87,500	$—	$—
	Health care benefits continuation (4)	$17,130	$17,130	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$2,147,382	$2,674,811	$1,318,931	$1,318,931	$1,318,931	$—	$—

(1)	Severance and bonus payments are based on the following criteria prior to change in control: For all Named Executive Officers: two times base salary plus one times bonus target. In anticipation of, upon, or following change in control: (i) Mr. Sadove: two times base salary plus two times target bonus; (ii) Mr. Frasch: two times base salary plus one times target bonus; (iii) Mr. Wills: three times base salary plus one times target bonus; (iv) Ms. Morena: two times base salary plus one times target bonus; and (v) Ms. de Winter: two times base salary plus one times target bonus. For all Named Executive Officers no severance for retirement, death or disability. Severance and bonus payments were determined using base salaries in effect prior to the amendments to the employment agreements effective June 1, 2009.
(2)	The total value of accelerated restricted and/or performance shares is based on shares outstanding as of January 30, 2010 as shown in the “Outstanding Equity Awards at Fiscal Year End—2009” table. Value is determined by multiplying the number of shares, the vesting of which has been accelerated, by the closing price of the common stock on January 29, 2010.
(3)	The total value of accelerated performance units (cash) is based on units outstanding as of January 30, 2010.
(4)	Health Care Benefits continuation value is based on 18 months of medical COBRA coverage calculated using the current monthly COBRA rate.
(5)	Outplacement services for Mr. Wills are contractual and based on a six-month rate with the Company’s current vendor.

See “Executive Compensation—Employment Agreements” for an explanation of the specific circumstances that would trigger payments or the provision of other benefits, including perquisites and health-care benefits, to each of the Named Executive Officers upon termination without cause or for good reason (before and after a change in control), voluntary termination, death, disability, and change in control.

The Company’s equity incentive plans provide that in the event of a change in control the treatment of awards will be determined by the Board of Directors and will depend on the nature of the transaction or event and the consideration being received by shareholders. As described below, awards will vest either upon a change in control or upon a termination of employment or termination of service on the Board of Directors within two years following a change in control, depending upon the transaction or event giving rise to the change in control, the type of award and the nature of the termination of employment.

In the case of a merger or similar transaction in which the shareholders do not receive publicly traded common stock, all outstanding awards, other than performance-based awards, will be vested in full and “cashed- out” by the Company. Performance-based awards will be vested based on the portion of the performance period that has elapsed as of the date of the change in control.

In the case of a merger or similar transaction in which the shareholders receive publicly traded common stock of the acquiring company, options, stock appreciation rights, and other awards payable in such common stock will be substituted for options, rights and other awards under the 2009 Incentive Plan, except for performance-based awards. Performance-based awards will continue as performance-based awards if the acquiring company substitutes comparable performance measures. If the acquiring company does not substitute comparable performance measures, only the time-based restrictions of such awards will continue.

Except as described above, options and stock appreciation rights will not become exercisable in full and other awards will not vest upon a change in control, but if the employment or service of the holder of an award is terminated within two years following the occurrence of such change in control under circumstances, in the case of an employee, in which such employee is entitled to receive a severance payment, and under all circumstances in the case of a director, awards held by such holder will be vested in full (except for performance-based awards) and, in the case of options and stock appreciation rights, the holder will have three years in which to exercise such awards. Performance-based awards will be vested based on the portion of the performance period that has elapsed as of the date of the termination of employment or service on the Board of Directors.

The employment agreements with each of the Named Executive Officers provide that the Company’s obligation to pay, and otherwise make available to, the executive the severance benefits described in the Employment Agreement is subject to the Company’s receipt of a written release, executed and delivered by the executive, in which the executive releases the Company and its affiliates from all claims of, and liabilities and obligations to, the executive arising out of his or her employment agreement. Each of the employment agreements with the Named Executive Officers generally provides for the protection of the Company’s proprietary and confidential information and as well as certain non-competition, non-disparagement and non-solicitation provisions on the part of the executives.

Director Compensation—2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Robert B. Carter	$83,000	$75,000	—	—	$158,000
Ronald de Waal	$74,000	$75,000	—	—	$149,000
Michael S. Gross	$86,000	$75,000	—	—	$161,000
Donald E. Hess	$115,000	$75,000	—	—	$190,000
Marguerite W. Kondracke	$86,000	$75,000	—	—	$161,000
Jerry W. Levin	$88,000	$75,000	—	—	$163,000
Nora P. McAniff	$90,667	$75,000	—	—	$165,667
C. Warren Neel	$106,000	$75,000	—	—	$181,000
Christopher J. Stadler	$92,333	$75,000	—	—	$167,333

(1)	An award of 18,519 shares of restricted stock was made to each director on June 3, 2009 at a grant date fair value of $4.05 per share. The stock will be released upon retirement from the Board.
(2)	Aggregate option and unvested stock holdings for each director as of fiscal 2009 year end are as follows: Mr. Carter (18,519 shares); Mr. de Waal (18,519 shares); Mr. Gross (18,519 shares); Mr. Hess (18,519 shares); Ms. Kondracke 18,519 shares); Mr. Levin (18,519 shares); Ms. McAniff (18,519 shares); Dr. Neel (18,519 shares); and Mr. Stadler (18,519 shares).
(3)	The amounts shown in this column reflect restricted stock awards granted in 2009. The amounts are based on grant date fair value of the awards.

How are non-management directors compensated?

Each director who is not employed by the Company receives an annual fee of $50,000, $2,000 for attendance at each Board meeting and $2,000 for attendance at each meeting of a committee of which the director is a member (and $1,000 for participation by telephone in a Board or committee meeting). In addition, the Audit Committee Chairperson receives an additional annual fee of $15,000, the HRCC Chairperson receives an additional annual fee of $10,000, and the Finance Committee Chairperson receives an additional annual fee of $7,500. The Lead Director of the Company, who is also the Chairperson of the Corporate Governance Committee pursuant to its charter, receives an additional annual retainer of $20,000. Directors are reimbursed for expenses in connection with their services as directors of the Company. Directors not employed by the Company may elect to receive fees in cash or defer their fees in the DCP.

Immediately following each annual meeting of shareholders, each non-employee director who is then incumbent is granted $75,000 in restricted Saks Incorporated common stock. In 2009, the HRCC approved the use of a value-based annual equity grant to the Board of Directors rather than a fixed number of shares to ensure the delivery of market value to Board members. The number of shares is determined by the closing stock price on the date of grant with 100% vesting in three years from the grant date. Should a director resign from the Board mid-term, a pro rata portion of the shares would be awarded for time served from the annual shareholders’ meeting date to the date of resignation. Directors may elect to defer awards of restricted stock into the DCP. Directors are required to hold a total of five times their annual retainer in stock value. If a director has not attained this ownership guideline, the director must hold 75% of the proceeds from any such awards until the guideline is met.

Equity Compensation Plan Information

What is the current status of the Company’s equity compensation plans?

The following table provides equity compensation plan information for all plans approved and not approved by the Company’s shareholders, as of January 30, 2010:

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,016,731	$11.37	6,027,589
Equity compensation plans not approved by security holders (3)	257,235	$6.43	—
Total	2,273,966	$10.81	6,027,589

(1)	In connection with the acquisition of its former Parisian business, the Company assumed then-outstanding stock options previously granted to employees and directors of the acquired corporation. No additional grants or awards may be made under the plan pursuant to which these stock options were granted. As of January 30, 2010, the total number of shares of common stock to be issued upon exercise of these stock options was 34,707 and the weighted-average exercise price of these stock options was $6.54. These stock options are not included in the table.
(2)	This amount represents shares of common stock available for issuance under the 2009 Incentive Plan. Awards available for grant under the 2009 Incentive Plan include options, stock appreciation rights, restricted stock, performance units and any combination of the foregoing awards.
(3)	On April 9, 1997, the Board approved the Company’s 1997 Stock-Based Incentive Plan (the “1997 Plan”) to assist in attracting, retaining and motivating employees and directors. The Board amended the 1997 Plan several times. The exercise price for all outstanding options awarded under the 1997 Plan equals the fair market value of the common stock on the date of grant. Most options vest in five installments over four years and expire after seven or ten years. Unvested options generally are forfeited if the executive’s employment is terminated. In the event of a change in control or a potential change in control, the Board of Directors may accelerate awards under the 1997 Plan or provide that such awards be cashed out in connection with the transaction. As of January 30, 2010, under the 1997 Plan, there were (i) options outstanding to purchase 257,235 shares, (ii) 14,000 shares of restricted stock outstanding and unvested, and (iii) no shares remaining available for issuance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2009?

Except as disclosed under “Executive Compensation” and as set forth below, there were no significant transactions or business relationships in which we were a participant and in which any of our executive officers, directors, director nominees or significant shareholders had a material interest that would require disclosure under applicable SEC regulations and no other transactions requiring such disclosure are anticipated during 2010.

On September 12, 2006, we entered into a Consulting and License Agreement (the “License Agreement”) with Operadora de Tiendas Internacionales, S.A. de C.V. (“OTI”), which was later amended to add as a licensee Prestadora de Servicios OTI, S.A. de C.V. (“PSO”, and together with “OTI”, the “Licensees”). The Licensees are both controlled by the Slim family, an owner of more than 5% of our common stock. See “Stock Ownership of Certain Beneficial Owners and Management.” The License Agreement grants the Licensees jointly a non-transferable, non-assignable and non-sublicensable exclusive license to use “Saks Fifth Avenue” and related trademarks with respect to a retail location in the Santa Fe development in Mexico City, Mexico (the “Santa Fe Location”) to be operated by the Licensees using the same standard of quality embodied by the flagship Saks Fifth Avenue Store on Fifth Avenue in New York. The License Agreement gave the Licensees the right, after the Santa Fe Location achieved annual sales of $50 million, subject to our approval in our sole discretion and the satisfaction of other conditions, to open one or more additional “Saks Fifth Avenue” retail locations in Mexico. The License Agreement has an initial term of 15 years and the Licensees have an option to extend the term for an additional 10 years. We have approval rights over all material aspects of the operation of retail locations covered by the License Agreement, including store design and construction, décor, marketing, merchandise planning, and management selection. As consideration for the license grant, the Licensees will pay us an annual $500,000 license fee (which is subject to CPI adjustment during the renewal term), a percentage of net sales over a base amount and consulting fees.

On April 1, 2010, we entered into an amendment to the License Agreement (the “Amendment”), which was approved by our Board pursuant to the Company’s Related-Person Transaction Policy, which allows the Licensees to open an additional retail location in Polanco, Mexico City. Under the Amendment, the annual base license fee of $500,000, which under the License Agreement was to be paid on a per store basis, is to be an aggregate base fee for the Mexico City and Polanco locations. In addition, the payment of a percentage on net sales greater than a base amount is to be calculated based on the combined sales of both stores. The Amendment also revised certain terms relating to pre-approval requirements for this additional retail location, including, but not limited to, the requirement that the initial retail location report sales greater than $50 million before an additional retail location can be approved.

Does Saks have a policy for the review and approval of related-person transactions?

Yes. We may occasionally enter into transactions with “related-persons.” Related-persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related-person has a direct or indirect material interest are considered “related-person transactions.” Each related-person transaction must be approved or ratified by the Audit Committee in accordance with our written Related-Person Transaction Policy or, if the Audit Committee determines that the approval or ratification of such related-person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members. Our Related-Person Transaction Policy is available at www.saksincorporated.com.

In accordance with our Related-Person Transaction Policy, the Audit Committee considers all relevant factors when determining whether to approve a related-person transaction including, without limitation, the following:

•	the nature and extent of the Company’s participation in the transaction;

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction involves a conflict of interest or the appearance of a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The United States securities laws require our directors, executive officers and greater than 10% shareholders to file reports of ownership and changes in ownership of our common stock on Forms 3, 4 and 5 with the SEC, with us and with the NYSE.

Based upon a review of reports filed during or with respect to 2009 and written representations by directors and executive officers that no other reports were required to be filed, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2009, except a Form 4 was filed five days late on behalf of Mr. Sadove, reporting a distribution in January 2009 to Mr. Sadove of 44,272 shares from the DCP and a late Form 3 was filed on behalf of Ms. de Winter, reporting the initial statement of beneficial ownership in February 2009 of 113,484 shares.

We also determined that Form 4s were not filed between 2004 and 2008 by Mr. Hess and Ms. McAniff relating to deferrals of restricted stock in which they vested during those years and the reinvestment of three special dividend equivalents in 2004 and 2006 (for Mr. Hess, two special dividend equivalents in 2006) under our deferred compensation plan. Those reports, which were due two business days after the vesting of restricted stock or the payment of those special dividends, have now been filed. These reports did not relate to grants of awards or to purchases or sales of stock, but instead were responsive to two highly technical reporting rules. First, the vesting of restricted stock ordinarily is not a reportable event, but the deferral of receipt of restricted stock upon vesting (one by Mr. Hess in 2005 and six by Ms. McAniff in 2004 through 2008) is subject to the reporting rules. Second, the reinvestments of dividend equivalents by Mr. Hess and Ms. McAniff, with respect to the dividends paid in 2004 and 2006, would not have been reportable had Saks maintained a broad-based dividend reinvestment program; however, because we do not pay regular cash dividends, we do not maintain such a program. As a result, these dividend reinvestments also were subject to the reporting rules.

SHAREHOLDERS’ PROPOSALS OR NOMINATIONS FOR 2011 ANNUAL MEETING

How do I submit a shareholder proposal for next year’s annual meeting?

If you wish to submit a proposal to be included in our proxy statement that will be sent to shareholders in connection with the Company’s 2011 annual meeting of shareholders, you must be an eligible shareholder and your proposal must be received by the Company’s Corporate Secretary at 12 East 49th Street, New York, New York 10017 on or before January 7, 2011.

In addition, our Bylaws contain an advance notice provision requiring that, if a shareholder wants to present a proposal (including a nomination) at the 2011 annual meeting, the shareholder must give the Company timely notice thereof to the Corporate Secretary at its corporate headquarters at 12 East 49th Street, New York, New York 10017. In order to be timely, the notice must be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2010 Annual Meeting. The Company’s Bylaws set forth detailed information that must be submitted with any shareholder proposal. In the event that the date of the 2011 annual meeting is more than 30 days before or more than 60 days after such anniversary date, however, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2011 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2011 annual meeting (or, if the first public announcement of the date of the 2011 annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the date on which public announcement of the date of the 2011 annual meeting is first made by the Company). In the event that a shareholder proposal intended to be presented for action at an annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the Board of Directors in connection with that annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for that annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for 2009, including the financial statements and schedules and a list of all exhibits will be supplied without charge to any shareholder upon written request sent to our principal executive offices: Saks Incorporated, Attention: Investor Relations, 12 East 49th Street, New York, New York 10017. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at www.sec.gov, or on our website at www.saksincorporated.com.

By order of the Board of Directors,

/s/ Ann Robertson

Ann Robertson

Corporate Secretary

New York, New York

May 7, 2010

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

12 E. 49TH STREET NEW YORK, NEW YORK 10017

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Saks Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Saks Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14325-P75298	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

SAKS INCORPORATED		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
	The Board of Directors recommends that you vote FOR the following:				number(s) of the nominee(s) on the line below.
		☐	☐	☐
1. Election of Directors
Nominees:
01) Robert B. Carter
02) Donald E. Hess
03) Jerry W. Levin

	The Board of Directors recommends that you vote FOR the following proposals:	For	Against	Abstain

	2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 29, 2011.	☐	☐	☐

	3. To amend the Saks Incorporated Charter to provide for the annual election of directors.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST the following proposal:

	4. Shareholder Proposal - Cumulative voting for the election of directors.	☐	☐	☐	NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3, AGAINST item 4. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

		Yes	No

	Please indicate if you plan to attend the meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, and Annual Report on Form 10-K is/are available at www.proxyvote.com.

M14326-P75298

ANNUAL MEETING OF SHAREHOLDERS, JUNE 8, 2010, 1:00 P.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen I. Sadove and Ann Robertson, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Saks Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 P.M. Eastern Time on Tuesday, June 8, 2010, at the Mandarin Oriental Hotel, 776 Boylston Street, Boston, Massachusetts 02199, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR ITEMS 2 AND 3, AGAINST ITEM 4, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side